Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

ARIBA, INC.,

AXE ACQUISITION CORPORATION,

PROCURI, INC.

and

INSIGHT VENTURE PARTNERS, LLC, as

STOCKHOLDERS’ REPRESENTATIVE

Dated as of September 20, 2007

i

Exhibit A	Form of Stockholder Consent
Exhibit B	Carve-Out Plan
Exhibit C	Form Letter of Transmittal
Exhibit D	Form of Escrow Agreement
Exhibit E	Post-Closing Adjustment Examples
Exhibit F	Restructuring Plan
Exhibit G	Form of Company Affiliate Agreement
Exhibit H	Form of Company Counsel Legal Opinion
Exhibit I	Form of Parent Counsel Legal Opinion

Schedule 1.01	Principal Stockholders
Schedule 3.12(a)(vi)	Release Schedule
Schedule 6.04(b)(1)	Schedule of Company Employees Entering Into Employment Agreements
Schedule 6.04(b)(2)	Schedule of Company Employees Entering Into Transition Agreements
Schedule 6.04(c)	Schedule of Individuals Executing Non-Solicitation and Non-Competition Agreements
Schedule 7.02(q)	Schedule of Company Employees to Be Employed at Closing
Schedule 7.02(c)	Approvals
Schedule 7.02(x)	Indebtedness to be Paid at the Effective Time
Schedule 9.02(a)	Indemnification Items

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of September 20, 2007 (this “Agreement”), among ARIBA, INC., a Delaware corporation (“Parent”), Axe Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), PROCURI, INC., a Delaware corporation (the “Company”), and INSIGHT VENTURE PARTNERS, LLC, as Stockholders’ Representative (as defined in Section 9.05 hereof).

W I T N E S S E T H

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Reverse Merger”) and, promptly thereafter (but no later than five (5) business days thereafter), the Company will merge with and into Parent or a first-tier, wholly-owned subsidiary of Parent with Parent or such first-tier wholly owned subsidiary being the surviving entity of such merger (the “Second-Step Merger”);

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) unanimously approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to unanimously recommend that the stockholders of the Company approve and adopt this Agreement and the Merger;

WHEREAS, the Board of Directors of Parent has (i) determined that the Merger is fair to, and in the best interests of, the Parent and its stockholders and (ii) unanimously approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement;

WHEREAS, for Federal income tax purposes, the Reverse Merger and the Second-Step Merger are intended to be treated as a single, integrated transaction that qualifies as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, certain stockholders of the Company own such number of shares of common stock, $0.01 par value, of the Company (the “Company Common Stock”), such number of shares of Series A Preferred Stock, par value $0.001 per share, of the Company (the “Company Series A Preferred Stock”) and such number of shares of Series B Preferred Stock, par value $0.001 per share, of the Company (the “Company Series B Preferred Stock,” and together with the Company Series A Preferred Stock, the “Company Preferred Stock,” and, the Company Common Stock together with the Company Preferred Stock, the “Company Stock”) as is set forth opposite such stockholder’s name in Section 1.01 of the Company Disclosure Schedule (as defined in Article III) (such stockholders listed on Schedule 1.01 being referred to herein as the “Principal Stockholders”);

WHEREAS, pursuant to the Merger, each outstanding share of Company Stock shall be converted into the right to receive (x) shares of Parent’s authorized common stock, par value $0.002 per share (“Parent Common Stock”) and (y) cash, at the rate determined in this Agreement;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, each of the Principal Stockholders is delivering a stockholder consent to Parent (a “Stockholder Consent”), dated the date hereof and substantially in the form attached hereto as Exhibit A;

WHEREAS, a portion of the Parent Common Stock otherwise issuable by Parent and the cash to be paid by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined in Section 2.02(b));

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each individual listed on Schedule 6.04(b) is entering into an Employment Agreement (as defined in Section 6.04(b));

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each individual listed on Schedule 6.04(c) is entering into a Non-Solicitation and Non-Competition Agreement (as defined in Section 6.04(c));

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Deven Parekh and Mike Pehl are entering into No Hire Agreements (as defined in Section 6.04(d)) with Parent; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 10.02 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Stockholders’ Representative hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), the Reverse Merger shall be consummated by causing Merger Sub to be merged with and into the Company. As a result of the Reverse Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Reverse Merger. Promptly following the consummation of the Reverse Merger (but in no event later than five (5) business days thereafter), the Second-Step Merger shall be consummated by causing the Company to be merged with and into Parent or a wholly-owned, first-tier subsidiary of Parent. Following the Second-Step Merger, the separate corporate existence of the Company shall cease and Parent or its wholly-owned subsidiary, as the case may be, shall continue as the surviving corporation (the “Surviving Corporation”). The Reverse Merger is referred to herein as the “Merger.” For purposes of Section 3.30, Section 4.08, and Section 6.06, “Merger” shall refer to the Reverse Merger and the Second-Step Merger, collectively or seriatim, as appropriate.

SECTION 1.02 Effective Time; Closing. As promptly as practicable (but in no event later than three (3) business days) following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VII (or such other date as may be agreed by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) making all other filings and recordings required under the DGCL. The term “Effective Time” means the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), 155 Constitution Drive, Menlo Park, California (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 1.03 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the Certificate of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time, shall be the certificate of incorporation for the Surviving Corporation except that Section 1 of the amended and restated Certificate of Incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the Certificate of Incorporation of the Merger Sub shall read as follows: “The name of this corporation is Procuri, Inc.”

(b) At the Effective Time, the Bylaws of the Company as the Surviving Corporation shall be amended to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to Procuri, Inc.

SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

SECTION 2.01 Merger Consideration.

(a) (i) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(1) each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series B Preferred Stock to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.06)) shall be converted into the right to receive (a) the Series B Parent Stock and (b) an amount of cash equal to the Series B Cash;

(2) each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series A Preferred Stock to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.06)) shall be converted into the right to receive (a) the Series A Parent Stock and (b) an amount of cash equal to the Series A Cash; and

(3) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.06)) shall be converted into the right to receive (a) such number of shares of Parent Common Stock equal to the product of (1) the Per Share Merger Consideration, (2) the Parent Stock Percentage and (3) one (1) divided by the Average Closing Price (the “Common Parent Stock”) and (b) an amount of cash equal to the product of (1) the Per Share Merger Consideration and (2) the Parent Cash Percentage;

(ii) each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation of the Reverse Merger. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding shares of common stock of the surviving corporation of the Reverse Merger.

(b) As used in this Agreement, the following terms have the following meanings:

(i) “Aggregate Merger Consideration” means $92,600,000; plus the True Source Obligation Adjustment; minus Stockholder Expenses; minus the Carve-Out Plan Obligations; minus the Tail D&O Insurance Cost; minus the Expense Reserve and as adjusted by Section 2.05 below.

(ii) “Aggregate Option Shares Outstanding” means as of the Effective Time, the aggregate of the Option Shares Outstanding with respect to all outstanding Company Options.

(iii) “Average Closing Price” means the average closing price per share of Parent Common Stock on The Nasdaq Global Market for the twenty (20) trading day period up to and including the trading day that is three (3) trading days immediately preceding (but not including) the Closing Date.

(iv) “Carve-Out Plan Obligations” means the aggregate obligations of the Company arising from the Carve-Out Plan and the 280G Gross Up Payments described in Exhibit B.

(v) “Company Option” means each option, warrant or other right to purchase, acquire, or convert to Company Stock whether vested or unvested, and any commitment to issue Company Stock

(vi) “Dissenting Share Cash Payment” means a dollar amount equal to the sum of (1) the product obtained by multiplying (A) the total number of shares of Company Series A Preferred Stock that are Dissenting Shares by (B) the sum of the Series A Liquidation Preference plus the Series A Dividend plus the Per Share Merger Consideration, plus (2) the product obtained by multiplying (C) the total number of shares of Company Series B Preferred Stock that are Dissenting Shares by (D) the sum of the Series B Liquidation Preference plus the Per Share Merger Consideration, plus (3) the product obtained by multiplying (E) the total number of shares of Company Common Stock that are Dissenting Shares by (F) the Per Share Merger Consideration.

(vii) “Escrow Cash” shall mean fourteen million dollars ($14,000,000).

(viii) “Expense Reserves” means an amount equal to two hundred thousand dollars ($200,000).

(ix) “Fully Diluted Common Shares Amount” means a number of shares of Company Common Stock equal to the sum of (a) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled pursuant to Section 2.01(a)(ii)), (b) the number of shares of Company Common Stock issuable upon exercise, conversion and/or exchange of all securities issued and outstanding immediately prior to the Effective Time that are exercisable, convertible and/or exchangeable for shares of Company Common Stock (or other capital stock of the Company) the Company Preferred Stock or any other agreement, contract, right or security (other than the Company Options), and (c) the Aggregate Option Shares Outstanding; provided that the term Fully Diluted Common Shares Amount shall not include the True Source Stock.

(x) “Indebtedness” means without duplication, (i) all outstanding obligations for debt and any other outstanding obligation for borrowed money, including that evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment penalties, fees or expenses, if any, and accrued interest, fees and expenses related thereto), (ii) any outstanding obligations under capital leases and purchase money obligations, (iii) any amounts owed with respect to drawn letters of credit, (iv) any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person other than software licenses or professional services contracts entered into in the ordinary course of business including any outstanding guarantees of obligations of the type described in clauses (i) through (iii) above, and (v) any amount set forth on Section 2.01 of the Company Disclosure Schedule.

(xi) “Option Consideration” means the product of (i) the Per Share Merger Consideration and (ii) the Aggregate Option Shares Outstanding.

(xii) “Option Shares Outstanding” means with respect to any Company Option as of the Effective Time (A) zero if the Per Share Merger Consideration is less than or equal to the exercise price, strike price or purchase price with respect to any such Company Option and (B) the number of shares of Company Common Stock equal to the product of (1) the number of vested shares of Company Common Stock subject to such Company Option, (2) the excess of the Per Share Merger Consideration over the exercise price, strike price or purchase price with respect to such Company Option, and (3) the reciprocal of the Per Share Merger Consideration.

(xiii) “Parent Cash Percentage” means the quotient obtained by dividing (i) the Parent Cash by (ii) the sum of (A) the Parent Cash and (B) the Parent Shares Value.

(xiv) “Parent Cash” means the difference between (i) the product of (A) 0.5 and (B) the Aggregate Merger Consideration, minus (ii) the sum of (A) the Option Consideration and (B) the Dissenting Shares Cash Payment.

(xv) “Parent Shares Value” means the product of 0.5 and the Aggregate Merger Consideration.

(xvi) “Parent Stock Percentage” means the quotient obtained by dividing (i) the Parent Shares Value by (ii) the sum of (A) the Parent Shares Value and (B) the Parent Cash.

(xvii) “Per Share Merger Consideration” means an amount equal to (A) the Aggregate Merger Consideration minus the Series B Liquidation Preference minus the Series A Liquidation Preference minus the Series A Dividend divided by (B) the Fully Diluted Common Shares Amount.

(xviii) “Series A Cash” means an amount equal to the product of (1) the sum of (A) the Series A Liquidation Preference plus (B) the Series A Dividend plus (C) the Per Share Merger Consideration and (2) the Parent Cash Percentage.

(xix) “Series A Dividend Amount” means that dollar amount of dividends that have accrued but have not been paid in respect of a share of Company Series A Preferred Stock, which dollar amount is equal to $0.066 per annum for each share of Company Series A Preferred Stock, calculated from the date of issuance by the Company of such shares of Company Series A Preferred Stock through and including the date immediately preceding the Closing Date. For avoidance of doubt, “Series A Dividend Amount” shall not include that dollar amount of dividends that have otherwise been paid by the Company, or will be paid by the Company at or prior to the Closing, in respect of a share of Company Series A Preferred Stock.

(xx) “Series A Liquidation Preference” means the sum of $1.20 and the Series A Dividend Amount.

(xxi) “Series A Parent Stock” means the number of shares of Parent Common Stock equal to (I) the product of (1) the sum of (A) the Series A Liquidation Preference plus (B) the Series A Dividend plus (C) the Per Share Merger Consideration and (2) the Parent Stock Percentage divided by (II) the Average Closing Price.

(xxii) “Series B Cash” means an amount equal to the product of (1) the sum of (A) the Series B Liquidation Preference plus (B) the Per Share Merger Consideration and (2) the Parent Cash Percentage.

(xxiii) “Series B Liquidation Preference” means $1.61.

(xxiv) “Series B Parent Stock” means the number of shares of Parent Common Stock equal to (I) the product of (1) the sum of (A) the Series B Liquidation Preference plus (B) the Per Share Merger Consideration multiplied by (2) the Parent Stock Percentage divided by (II) the Average Closing Price.

(xxv) “Tail D&O Insurance Cost” means the premium paid to acquire the Tail D&O Insurance.

(xxvi) “True Source Agreement” shall mean that Asset Purchase Agreement by and among the company, True Source, Inc. and Rodney J. True dated September 6, 2006.

(xxvii) “True Source Cash Payment” means the amount of cash paid by the Company to True Source as part of the first Earn-Out Payment (as defined in the True Source Agreement.

(xxviii) “True Source Obligation Adjustment” means the excess of $2,200,000 over the True Source Payment Obligation, up to a maximum of $300,000, provided that the Aggregate Merger Consideration shall not be adjusted for the True Source Obligation Adjustment unless all obligations to True Source and its stockholders under the True Source Agreement are terminated on or before the Effective Time with the consent of Parent.

(xxix) “True Source Payment Obligation” means the sum of (a) the amount of any payment by the Company in full satisfaction of its obligations to True Source and its stockholders arising under the True Source agreement or otherwise, including, without limitation, pursuant to Section 1.3(c) thereof, (b) the True Source Cash Payment, (c) the product of (i) the True Source Stock and (2) the Per Share Merger consideration and (d) any other payments or benefits to True Source and its stockholders between the date hereof and the Effective Time.

(xxx) “True Source Stock” means the number of shares of Company Common Stock issued or to be issued by the Company to True Source as part of the First Earn-Out Payment (as defined in the True Source Agreement).

(c) If, during the period between the date hereof and the Effective Time, any change in the capital stock of Parent or Company shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the definitions set forth in Section 2.01(b) shall be adjusted, to the extent appropriate, to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.

(d) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, stock option exercise agreement or other agreement with the Company, then the Parent Shares issued in exchange for such shares of Company Common Stock will vest immediately upon the Effective Time.

SECTION 2.02 Exchange of Certificates.

(a) Exchange Procedures. From and after the Effective Time, ComputerShare shall act as exchange agent (the “Exchange Agent”) in effecting the exchange of the applicable Parent Shares and Parent Cash for certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (“Company Share Certificates”) and which were converted into the right to receive the applicable Parent Shares and Parent Cash pursuant to Section 2.01. On or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent for the benefit of the holders of Company Stock and Company Options an amount sufficient to pay the Parent Cash (less the Escrow Cash) and the amounts to be paid with respect to the Company Options pursuant to this Article II. As promptly as practicable after the Effective Time, Parent and the Exchange Agent shall mail to each record holder of Company Share Certificates a letter of transmittal (the “Letter of Transmittal”) substantially in the form of Exhibit C hereto for use in surrendering such Company Share Certificates and receiving the applicable Parent Shares and Parent Cash pursuant to Section 2.01.

Upon the surrender of each Company Share Certificate for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Parent or the Exchange Agent in order to effect the exchange of Parent Shares and Parent Cash pursuant to this Section 2.2(a) and the Letter of Transmittal:

(i) Parent shall cause to be issued to the holder of such Company Share Certificate in exchange therefor (A) a separate stock certificate representing the Parent Shares to which such holder is entitled pursuant to Section 2.01 and (B) that portion of the Parent Cash to which such holder is entitled pursuant to Section 2.01 (less the Escrow Cash attributable to the pro rata interest of such holder in the Escrow Fund pursuant to Section 2.02(b)); and

(ii) the Company Share Certificates so surrendered shall forthwith be cancelled.

In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the applicable Parent Shares and Parent Cash may be issued to a person other than the person in whose name the Company Share Certificate so surrendered is registered if the Company Share Certificate representing such shares of Company Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer and evidence that (i) the shares are transferable and (ii) any applicable stock transfer taxes have been paid.

Until surrendered as contemplated by this Article II, each Company Share Certificate shall, subject to appraisal rights under the DGCL and Section 2.06, be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable Parent Shares and Parent Cash with respect to the shares of Company Stock formerly represented thereby to which such holder is entitled pursuant to Section 2.01.

(b) Escrow Fund. Prior to or simultaneously with the Closing, the Stockholders’ Representative and Parent shall enter into an escrow agreement (the “Escrow Agreement”) with a nationally chartered bank or trust company with assets of not less than Five Billion Dollars ($5 Billion) selected by Parent (the “Escrow Agent”), substantially in the form of Exhibit D hereto. Pursuant to the terms of the Escrow Agreement, Parent shall deposit the Escrow Cash into an escrow account and into a separate escrow account the Expense Reserve, which account is to be managed by the Escrow Agent (the “Escrow Account”). Any Escrow Cash in the Escrow Account are referred to herein as the “Escrow Fund.” The amount of cash that otherwise would be paid to each holder of Company Stock at Closing pursuant to at Closing pursuant to Section 2.01(a)(i), and the amount of cash that otherwise would have been paid to each holder of a Company Option pursuant to Section 2.04, shall be reduced by such holder’s percentage interest in the Escrow Cash. Each such holder’s percentage interest in the Escrow Cash shall be equal to the quotient obtained by dividing (i) the shares of Company Common Stock included with respect to such holder in the definition of “Fully Diluted Common Shares

Amount” plus the True Source Stock by (ii) the difference between (A) the total number of shares included in the definition of “Fully Diluted Common Shares Amount” plus the True Source Stock and (B) the total number of Dissenting Shares. Distributions of any Escrow Cash from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all the arrangements relating thereto, including, without limitation, the placement of the Escrow Cash in escrow and the appointment of the Stockholders’ Representative.

(c) Distributions with Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares comprising part of the Aggregate Merger Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate with respect to the Parent Shares represented thereby until the holder of such Company Share Certificate shall surrender such Company Share Certificate in accordance with this Section 2.02.

(d) No Further Rights in Company Stock. The Parent Shares and Parent Cash issued upon the conversion of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issued upon the conversion and exchange of Company Share Certificates, and no holder of Company Share Certificates shall be entitled to receive a fractional share of Parent Common Stock. In the event that any holder of Company Stock would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder will receive an aggregate number of shares of Parent Common Stock rounded up or down to the nearest whole share (with 0.5 being rounded up).

(f) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or Parent Cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar Law (as defined in Section 3.06(a)).

(g) Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax (as defined in Section 3.15(l)) Law. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be (i) treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, and (ii) timely paid to such state, local or foreign Governmental Entity on behalf of such holder in accordance with applicable Tax Law.

(h) Affiliates. Notwithstanding anything to the contrary contained in this Agreement, no Parent Shares (or certificates therefor) shall be issued in exchange for any Company Stock Certificates to any person who, prior to the Effective Time, may be an “affiliate” (as that term is used in Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”)) of the Company until such person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 6.09.

(i) Lost Certificates. If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Company Share Certificate, the applicable Parent Shares (and dividends or other distributions pursuant to Section 2.02(c)) and Parent Cash to which such person is entitled pursuant to the provisions of this Article II.

(j) Return of Parent Shares and Parent Cash. Promptly following the end of the twelfth full calendar month after the Effective Time, the Exchange Agent shall return to Parent all of the remaining Parent Shares and Parent Cash in the Exchange Agent’s possession and the Exchange Agent’s duties shall terminate. Thereafter, upon the surrender of a Company Share Certificate to Parent, together with a properly executed Letter of Transmittal and forms of stock power and such other documents as may reasonably be required by Parent in order to effect the exchange of Parent Shares and Parent Cash, and subject to applicable abandoned property, escheat and similar Laws, the holder of such Company Share Certificate shall be entitled to receive in exchange therefor the applicable Parent Shares (and dividends or other distributions pursuant to Section 2.02(c)) and Parent Cash without any interest thereon.

SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided in this Agreement or by Law.

SECTION 2.04 Company Stock Options; Warrants. The Company, the board of directors of the Company or the appropriate committee thereof shall take all such action as may be necessary under the applicable option plan, option agreements, warrant agreements or similar agreements to cause each Company Option (i) to become fully vested and exercisable immediately prior to the Effective Time and (ii) without the need for any action by the holder thereof, to terminate as of the Effective Time and be converted into the right to receive, subject to Sections 2.02(b) and 2.02(g), an amount of cash equal to the product of (A) the Per Share Merger Consideration and (B) Options Shares Outstanding subject to such Company Option.

SECTION 2.05 Adjustments to Merger Consideration.

(a) Prior to the Closing, the Company shall in good faith prepare a pro forma estimated balance sheet of the Company as of the Closing and without giving effect to the transactions contemplated hereby, except as set forth in this Section 2.05, in the manner set forth in this Section 2.05 that contains only such balances that are necessary for the adjustments contemplated by this Section 2.05 (the “Estimated Closing Date Balance Sheet”). The Estimated Closing Date Balance Sheet shall be prepared in accordance with U.S. GAAP consistently applied to the extent appropriate under U.S. GAAP and, to the extent then applicable, with such assumptions, estimates and applications of U.S. GAAP as was used by the Company in preparing the March 31, 2007 balance sheet. Not later than three (3) business days prior to the Closing, the Company shall deliver to Parent the Estimated Closing Date Balance Sheet, together with worksheets and data that support the Estimated Closing Date Balance Sheet and any other information that Parent may reasonably request in order to verify the amounts reflected on the Estimated Closing Date Balance Sheet. As provided in Section 2.01(a) hereof, the Aggregate Merger Consideration to be paid at the Closing shall be adjusted:

(i) either (A) dollar-for-dollar up to the extent that the Working Capital set forth on the Estimated Closing Date Balance Sheet (the “Estimated Closing Working Capital”) is more than $6.9 million or (B) dollar-for-dollar down to the extent that the Estimated Closing Working Capital is less than $6.9 million (such adjustment resulting from clause (i) being the “Estimated Closing Working Capital Adjustment”).

(b) As soon as practical after the Closing, but no later than sixty (60) days following the Closing, Parent shall cause the Company to prepare in good faith a pro-forma consolidated balance sheet of the Company as of the Closing and without giving effect to the transactions contemplated hereby except as contemplated in the definition of Current Assets and Current Liabilities (the “Post-Closing Balance Sheet”). The Post-Closing Balance Sheet shall be prepared in accordance with U.S. GAAP and, to the extent then applicable, with such assumptions, estimates and applications of U.S. GAAP as was used by the Company in preparing the March 31, 2007 balance sheet. Parent shall, within sixty (60) days of the Closing Date, deliver the Post-Closing Balance Sheet to the Stockholders’ Representative, together with worksheets which detail any adjustments from the Estimated Closing Date Balance Sheet and the basis thereof and Parent’s calculation of Working Capital based on the Post-Closing Balance Sheet. If the Stockholders’ Representative disagrees with the Post-Closing Balance Sheet and the calculation of Working Capital set forth therein, it shall notify Parent of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (the “Seller Dispute Notice”), within 45 days of its receipt of the Post-Closing Balance Sheet. In the event that the Stockholders’ Representative does not provide a Seller Dispute Notice within such 45 day period, the Stockholders’ Representative shall be deemed to have accepted the Post-Closing Balance Sheet and the calculations of Working Capital by Parent, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Parent and the Stockholders’ Representative shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to Parent’s calculation of the Working Capital. If, at the end of such period, they are unable to resolve any such disagreements, then an independent accounting firm of recognized national standing as may be mutually selected by Parent and the Stockholders’ Representative (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within 30 days of the date on which such dispute is referred to the Auditor, whether and to what extent (if any) Parent’s calculation of Working Capital requires adjustment. The fees and expenses of the Auditor shall be paid by Parent and the Stockholders’ Representative in inverse proportion as they may prevail on the matters resolved by the Auditor, as determined by the Auditor. The determinations of the Auditor shall be final, conclusive and binding on the parties. The final Working Capital amount as determined pursuant to this Section 2.05(b) is referred to as the “Final Working Capital Amount.”

(c) With respect to adjustments made pursuant to Section 2.05(b) only, if the Aggregate Merger Consideration (determined as of the Effective Time) and as, following the Closing pursuant to this Section 2.05, is adjusted (A) up for any positive Net Working Capital Adjustment or (B) down for any negative Net Working Capital Adjustment, results in:

(1)

an amount greater than the Aggregate Merger Consideration (as determined as of the Effective Time), then Parent shall promptly pay such difference to the Escrow Agent (such payment to be made in a combination of Shares and cash, as described in Section 2.05(f), below and to be distributed by the Escrow Agent in the manner specified in Section 2.05(f), below; or

(2)	an amount less than the Aggregate Merger Consideration (as determined as of the Effective Time), then Parent shall be promptly paid in cash the amount of such shortfall out of the Escrow Fund.

(d) As used in the Agreement, the following terms shall have the following meanings:

(i) “Cash and Cash Equivalents” means the cash and cash equivalents of the Company as determined in accordance with U.S. GAAP, consistently applied, provided that cash and cash equivalents shall exclude all payments received by the Company upon repayment of a promissory note of Mark Morel dated November 4, 2003 held by the Company (the “Morel Note”)

(ii) “Current Assets” means and includes all Cash and Cash Equivalents, accounts receivable (net of reserves), prepaid expenses and all other current assets of the Company, in each case as determined in accordance with U.S. GAAP, consistently applied and with such assumptions, estimates and applications of U.S. GAAP as was used by the Company in preparing the March 31, 2007 balance sheet, provided that (1) if the Tail D&O Premium is paid on or prior to the Closing Date, Current Assets shall be increased by an amount equal to the lesser of one-half of the Tail D&O Premium or thirty-five thousand dollars ($35,000), (2) Current Assets shall be increased by any cash payments by the Company, or for the benefit of the Company, prior to the Effective Time with respect to Section 1.3(c) of the True Source Agreement and (3) Current Assets shall be reduced by the amount of any forgiveness of principal and accrued interest otherwise due pursuant to the Morel Note.

(iii) “Current Liabilities” means and includes all accounts payable, accrued expenses and all other current liabilities of the Company, in each case as determined in accordance with U.S. GAAP, consistently applied and, to the extent then applicable, with such assumptions, estimates and applications of U.S. GAAP as was used by the Company in preparing the March 31, 2007 balance sheet. Notwithstanding the foregoing or any provision of U.S. GAAP to the contrary, for all purposes of the calculation of Working Capital, (a) Current Liabilities shall include a provision for all taxes that may be imposed on the Company for the period ending as of the Closing, the aggregate amount of all change in control payments to employees and other similar employee benefits triggered solely by the Closing, severance or tax gross up obligations triggered solely by the Closing and all Stockholder Expenses in each case not otherwise already taken into account in determining the amount of Aggregate Merger Consideration, (b) Current Liabilities shall not include any deferred revenue, any Indebtedness (whether or not such amounts are current) or cash payments made or to be made under and pursuant to the True Source Agreement and (c) if the Tail D&O Premium is not paid on or prior to the Closing Date but is otherwise included in accounts payable, accrued expenses or other current liabilities, Current Liabilities shall be reduced by an amount equal to the lesser of one-half of the Tail D&O Premium or thirty-five thousand dollars ($35,000). For the avoidance of doubt, Current Liabilities shall not include any severance or similar obligation of the Company.

(iv) “Final Working Capital Adjustment” equals, as the case may be, (a) the positive amount that the Final Working Capital Amount is more than $6.9 million, or the (b) the negative amount that the Final Working Capital Amount is less than $6.9 million.

(v) “Net Working Capital Adjustment” means the Final Working Capital Adjustment less the Estimated Closing Working Capital Adjustment.

(vi) “Working Capital” means Current Assets minus Current Liabilities.

(e) Set forth as Exhibit E are illustrative examples of adjustments made applying the provisions of this Section 2.05.

(f) If Parent is required to make a payment to the Escrow Agent under Section 2.05(c)(1), then a portion of such payment shall be made in the form of Parent Shares, valued at the Average Closing Price, and a portion of such payment shall be made in the form of cash. The portion of such payment to be made in the form of Parent Shares shall be equal to the product of the Parent Share Percentage and that portion of the Escrow Fund that is not attributable to holders of Company Options with respect to their Company Options. The remaining portion of such payment shall be made in cash. The Escrow Agent shall distribute the Parent Shares so received to the former holders of Company Stock (excluding Company Options) in proportion to their relative percentage interest in the Escrow Fund (as determined under Section 2.02(b)). The Escrow Agent shall distribute the cash so received to the former holders of Company Stock and to the former holders of Company Options in such proportions so that, after taking into account the Parent Shares distributed to the former holders of the Company Stock pursuant to the preceding sentence (valued at the Average Closing Price), the total amount distributed to each person pursuant this sentence and the preceding sentence is in proportion to such person’s percentage interest in the Escrow Fund (as determined under Section 2.02(b)).

SECTION 2.06 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Parent Shares and Parent Cash. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the DGCL , unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Parent Shares and Parent Cash, without any interest thereon, upon the surrender, in the manner provided in Section 2.02 (including the provision for the Escrow Cash pursuant to Section 2.02(b)), of the corresponding Company Share Certificate and shall no longer be Dissenting Shares within the meaning of this Agreement.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the disclosure letter dated the date hereof and delivered herewith to Parent (the “Company Disclosure Schedules”) corresponding to the applicable Section and subsection or clause of this Article III (or disclosed in any other section, subsection or clause of the Company Disclosure Schedules provided that it is reasonably apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other Section, subsection or clause of this Article III), the Company hereby represents and warrants to each of Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

SECTION 3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.01 of the Company Disclosure Schedule sets forth each jurisdiction where the Company and each of its subsidiaries is qualified or licensed as a foreign corporation and each other jurisdiction in which the Company owns or leases real property or has employees. The term “Company Material Adverse Effect” means any event, change, violation, circumstance or effect (regardless of whether or not such events, changes, violations, circumstances or effects are inconsistent with the representations or warranties made by the Company in this Agreement) that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to (A) the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, properties, or results of operations of the Company, and its subsidiaries taken as a whole, except, in each case, for any such events, changes, violations, circumstances or effects resulting from or arising in connection with (i) any changes in general economic or business conditions that do not adversely and disproportionately impact the Company, (ii) any changes or events affecting the industry in which the Company operates that do not adversely and disproportionately impact the Company (iii) financial and accounting losses of the Company not inconsistent with the history of losses or (iv) any action taken at the request of the Parent or (B) the ability of the Company to consummate the Merger.

SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of (a) the Certificate of Incorporation and the Bylaws of the Company, including all amendments thereto, (b) the minute books containing all consents, actions and meetings of the stockholders of the Company and the Company’s Board of Directors and any committees thereof, and (c) the stock transfer books of the Company setting forth all issuances or transfers of any capital stock of the Company. Such Certificate of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. The corporate minute books, stock certificate books, stock registers and other corporate records of the Company are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

SECTION 3.03 No Subsidiaries. Section 3.03 of the Company Disclosure Schedule sets forth a list of the Company’s subsidiaries and their states of incorporation or organization. Except as listed on Section 3.03 to the Company Disclosure Schedule, the Company does not own, of record or beneficially, or control any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity. The Company is not a member of (nor is any part of the Company’s business conducted through) any partnership, nor is the Company a participant in any joint venture or similar arrangement. There are no contractual obligations of the Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person.

SECTION 3.04 Capitalization. (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, 9,166,166 shares of Company Series A Preferred Stock and 7,763,976 shares of Company Series B Preferred Stock. As of the date hereof, (i) 14,940,703 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 9,600,000 shares of Company Common Stock are reserved for future issuance pursuant to Company Options outstanding pursuant to the Stock Plan in 3.04(b) below and (iv) 6,526,689 shares of Company Common Stock are reserved for future issuance pursuant to other outstanding Company Options. As of the date of this Agreement, (A) 9,166,166 shares of Company Series A Preferred Stock are issued and outstanding, and (B) 7,763,976 shares of Company Series B Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. As of the date hereof, there are no other shares of Company Preferred Stock outstanding. As of the date hereof, the outstanding shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock are owned of record as set forth in Section 3.04(a) of the Company Disclosure Schedule. Section 3.04(a) of the Company Disclosure Schedule also provides an accurate and complete description of the terms of each repurchase option or right of first refusal which is held by the Company and to which any of such shares is subject. Section 3.04(a) of the Company Disclosure Schedule lists all holders of record of Company Stock as of the date hereof.

(b) The Company has reserved 9,600,000 shares of Company Common Stock for issuance under the Company’s Amended and Restated 1999 Incentive Stock Plan (the “Stock Plan”) of which options to purchase 6,185,441 shares of Company Common Stock are outstanding as of the date of this Agreement. Section 3.04(b) of the Company Disclosure Schedule accurately sets forth with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that was originally subject to such Company Option; (iii) the number of shares of Company Common Stock that remain subject to such Company Option, (iv) the date on which such Company Option was granted; (v) the expiration date of such Company Option; (vi) the vested portion of such Company Option; (vii) the date(s) when such Company Option becomes exercisable; (viii) the vesting schedule and vesting commencement date for the shares subject to such Company Option; (ix) the exercise price per share of Company Common Stock purchasable under such Company Option; (x) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code; and (xi) the current employee or independent contractor status of the holder of such Company Option.

(c) Except as described in Section 3.04(b) above or as set forth in Section 3.04(b) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any share of capital stock of, or other equity interest in, the Company or any of its subsidiaries. All shares of Company Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Each Company Option shall be terminated and of no further force and effect as of the Effective Time. No Company Option has any right of approval, consent or notice as a result of the Merger or the other transactions contemplated by this Agreement.

(d) All of the securities offered, sold or issued by the Company (i) have been offered, sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or “blue sky” laws and (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission.

(e) The Company has not in the last five years repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company, other than unvested securities in the ordinary course upon termination of employment or consultancy. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, the Company. Upon the Effective Time, no outstanding securities of the Company will be subject to any vestings, rights of first refusal or rights of purchase. Except for the Stockholder Consents, Certificate of Incorporation and Stockholder Agreements and the applicable provisions of the DGCL, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party, or of which the Company is aware, that (i) relate to the voting, registration or disposition of any securities of the Company, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the Board of Directors of the Company, or (iii) grant to any stockholder of the company or any or group of such stockholders information rights with respect to the Company’s business and operations.

(f) There is no basis for any claims by (x) any current or former holder or alleged current or former holder of any equity interest or equity security of the Company or any predecessors, including Company Stock or Company Options, relating to or arising out of (i) the Merger, this Agreement, the transactions contemplated hereby, including the allocation for the Aggregate Merger Consideration, or (ii) such Persons status or alleged status as an equity holder or ownership of equity interest in the Company or any predecessors at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, or (y) any Person to the effect that such Person is entitled to any equity interest or equity security or any payment in connection with the Merger other than as specifically set forth on the Conversion Schedule.

(g) An updated Section 3.04 of the Company Disclosure Schedule reflecting changes in the capitalization of the Company between the date hereof and the Effective Time shall be delivered by the Company to Parent on the Closing Date.

SECTION 3.05 Authority Relative to This Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approvals of the Company Stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this

Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the approval and adoption of this Agreement and the Merger by the Company Stockholders as described in Section 3.16 hereof and the filing and recordation of appropriate merger documents as required by the DGCL and the filings described in Section 3.06(b)). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

(b) Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and Company Stockholders, (ii) approved and adopted the Merger, this Agreement and the other transactions contemplated hereby in accordance with the provisions of the DGCL and the Company’s charter documents, and (iii) directed that this Agreement be submitted to the Company Stockholders for its adoption and (iv) resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement.

SECTION 3.06 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the consummation of the Merger and the transactions contemplated by this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate in any material respect any foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree (“Law”) applicable to the Company or any of its subsidiaries or by which any material property or material asset of the Company or any of its subsidiaries is bound or affected, or (iii) in any material respect, conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any material property or material asset of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any property or asset of the Company or any of its subsidiaries is bound or affected.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a “Governmental Entity”), except (i) for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (ii) for the filing and recordation of appropriate merger documents as required by the DGCL, (iii) for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement, and (iv) any consent, approval, order, permit, or authorization from, or registration, notification or filing required by state or federal securities laws.

SECTION 3.07 Permits; Compliance.

(a) The Company and its subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its subsidiaries to own, lease and otherwise hold and operate their properties and other assets and to carry on their business as it is now being conducted and as currently proposed to be conducted (the “Company Permits”). All Company Permits are in full force and effect and no suspension or cancellation of any Company Permit is pending or, to the knowledge of the Company, threatened. The Company has not received any notice or other communication from any Governmental Entity regarding (i) any alleged violation of or failure to comply with any term or requirement of any Company Permit (whether or not material), or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Permit.

(b) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation in any material respect of (i) any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected. To the Company’s knowledge, no event has occurred or circumstances exist that (with or without the passage of time or the giving of notice) could reasonably be expected to result in a material violation of, conflict with or failure on the part of the Company to comply with, any Law. The Company has not received any notice regarding a violation of, conflict with, or failure to comply with, any Law.

SECTION 3.08 Financial Statements.

(a) True and complete copies of (i) the audited balance sheets of the Company as of December 31, 2004, 2005 and 2006, and the related audited statements of operations, changes in stockholders’ equity and changes in cash flows for the years then ended, together with all related notes and schedules thereto (collectively referred to herein as the “Audited Financial Statements”), and (ii) the unaudited balance sheet of the Company as of August 31, 2007 (the “Reference Balance Sheet”), and the related statements of operations, changes in stockholders’ equity and changes in cash flows for the eight months ended August 31, 2007 (collectively referred to herein as the “Interim Financial Statements”), are attached as Section 3.08(a) of the Company Disclosure Schedule. The Audited Financial Statements and the Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by U.S. GAAP) and each present fairly, in all material respects, the financial position of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

(b) Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, the Company does not have any debts, liabilities or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise) (“Liabilities”), other than Liabilities (i) recorded or reserved against on the Reference Balance Sheet; (ii) as described in the notes to the Company’s audited financial statements; (iii) incurred since the date of the Reference Balance Sheet in the ordinary course of the business, consistent with past practice; or (iv) future performance obligations under a Material Contract in the ordinary course of business consistent with past practice (but not any Liabilities resulting from the breach or alleged breach of such Material Contract). Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, there are no outstanding warranty claims against the Company.

(c) No employee, auditor, accountant or representative of the Company has received or otherwise has or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral regarding the inadequacy of such systems and processes or the accuracy of financial statements. To the Company’s knowledge, there have been no instances of fraud, whether or not material, during any period covered by any financial statements.

SECTION 3.09 Absence of Certain Changes or Events. Since August 31, 2007, except as contemplated by or as disclosed in this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any Company Material Adverse Effect and (b) the Company has not taken or legally committed to take any of the actions specified in Sections 5.01(a) through 5.01(cc).

SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding, or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any property or asset owned or used by the Company or any of its subsidiaries or any person whose liability the Company has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity (a “Legal Proceeding”). None of the Company, the officers or directors thereof in their capacity as such, or any property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. To the knowledge of the Company, no director or officer of the Company is a party to any current Legal Proceeding, in their capacity as a director or officer of the Company. As of the date of this Agreement, the Company does not have any plans to initiate any Legal Proceeding against any third party.

SECTION 3.11 Employee Benefit Plans; Labor Matters.

(a) Schedule 3.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, material fringe benefit, sabbatical, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements (whether legally enforceable or not, whether formal or informal and whether in writing or not) to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company, (ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA, and (iv) any employment agreements, offer letters or other contracts, arrangements or understandings between the Company and any employee of the Company (whether in writing or not) including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company (each, a “Plan,” and collectively, the “Plans”).

(b) The Company has furnished Parent with a true and complete copy of each Plan (or a written summary where the Plan is not in writing) and a true and complete copy of each of the following documents, if any, prepared in connection with each such Plan: (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan, (iv) the most recently received Internal Revenue Service determination letter for each Plan intended to qualify under ERISA or the Code, (v) the most recently prepared actuarial report and financial statement in connection with each such Plan, (vi) any correspondence with the Internal Revenue Service or the Department of Labor with respect to each such Plan and (vii) each form of notice of grant and stock option agreement used to document Company Options. The Company does not have an express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) None of the Plans is a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multi-employer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Each Plan is subject only to the Laws of the United States or a political subdivision thereof.

(d) None of the Plans provides for the payment of separation, severance, termination or similar benefits to any person or obligates the Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or control,” within the meaning of such term under Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Option, whether or not contingent, or (iv) affect in any material respects any Plan’s current treatment under any Laws including any Tax or social contribution Law. No Plan provides, or reflects or represents any liability to provide, retiree health, disability, or life insurance benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with retiree health, disability, or life insurance benefits, except to the extent required by statute.

(e) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA and the Code. The Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably give rise to any such action, claim or proceeding. Neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) is subject to any penalty or Tax with respect to any Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Plan can be amended, terminated or otherwise discontinued at any time without material liability to Parent, the Company or any of their ERISA Affiliates (other than ordinary administration expenses). Neither the Company nor any affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.

(f) Each Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such letter or letters from the Internal Revenue Service to adversely affect the qualified status of any such Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable letter as to the qualified status of each such Plan.

(g) Neither the Company nor any ERISA Affiliate maintains or ever has maintained any employee benefit plan subject to Title IV of ERISA.

(h) All contributions, premiums or payments required to be made or accrued with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes (to the extent deductible) and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which would reasonably give rise to any such challenge or disallowance.

(i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, (i) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or in the Company’s business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect the Company; (ii) there are no organized strikes, slowdowns or work stoppages pending or, to the knowledge of the Company, threatened between the Company and any of its employees, and the Company has not experienced any such organized strike, slowdown or work stoppage within the past three years; (iii) the Company is not a party to any collective bargaining or union contract; (iv) the Company has not engaged in any unfair labor practice, and there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company; (v) the Company is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers’ compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) the Company has paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) there is no claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits that has been asserted or threatened against the Company or that is now pending before any Governmental Entity with respect to any person currently or formerly employed by the Company; (viii) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ix) the Company is in compliance with all Laws and regulations relating to occupational safety and health Laws and regulations, and there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company; (x) the Company is in compliance with all Laws and regulations relating to discrimination in employment, and there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the knowledge of the Company, threatened against the Company or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity; and (xi) with respect to each employee of the Company who is located in the United States and is not a United States citizen the Company has obtained or has been provided with all approvals, authorizations and papers necessary to work in the United States in accordance with applicable Law.

(j) Section 3.11(j) of the Company Disclosure Schedule contains a true and complete list of (i) all individuals who serve as employees of or consultants to the Company as of the date hereof, (ii) in the case of such employees, the position and base compensation payable to each such individual, and (iii) in the case of each such consultant, the consulting rate payable to such individual. Each such individual is an “at will” employee.

(k) To the Company’s knowledge, no employee of or consultant to the Company has, in the last five years, been physically injured in the workplace or in the course of his or her employment or consultancy, except for individual injuries which are either (i) covered by insurance or for which a claim has been made under worker’s compensation or similar Laws or (ii) reasonably anticipated not to exceed $50,000.

(l) Other than as set forth on Section 3.11(l) of the Company Disclosure Schedule there are no severance obligations of Parent or the Company triggered by the Closing or termination of employment of any employee of the Company.

(m) The Management Employee/Bonus Plan described in Section 3.11(d) of the Company Disclosure Plan may be terminated by the Company before the Effective Time or Parent after the Effective Time without any obligation to pay a bonus or other liability to any employee of the Company, provided all amounts accrued for such plan on the Estimated Closing Date Balance Sheet are paid on or before the Effective Time.

SECTION 3.12 Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedule lists (under the appropriate subsection) each of the following written or oral contracts and agreements of the Company, except for those listed in Schedule 3.11(a) of the Company Disclosure Schedule (such contracts and agreements being the “Material Contracts”):

(i) each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to the Company with payments greater than $50,000 per year;

(ii) all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company is a party or any other contract that compensates any person based on any sales by the Company;

(iii) all leases and subleases of real property;

(iv) all contracts and agreements relating to Indebtedness other than trade Indebtedness of the Company, including any contracts and agreements in which the Company is a guarantor of indebtedness;

(v) all contracts and agreements with any Governmental Entity to which the Company is a party;

(vi) all contracts and agreements that (A) limit or purport to limit the ability of the Company to compete in any line of business or with any person or in any geographic area or during any period of time, or (B) prohibit or restrict any business practice material to the Company, any material acquisition of property by the Company or the conduct of the business as currently conducted or as contemplated to be conducted pursuant to the Company’s current product release schedule attached as Schedule 3.12(a)(vi) (the “Release Schedule”);

(vii) all contracts containing confidentiality requirements (including all nondisclosure agreements);

(viii) all contracts and agreements between or among the Company and any stockholder of the Company or any affiliate of such person;

(ix) all contracts and agreements relating to the voting and any rights or obligations of a stockholder of the Company;

(x) all contracts to manufacture for, supply to or distribute to any third party any products or components providing for payments in an amount greater than $50,000;

(xi) all contracts entered into by the Company during the prior six (6) years from the date of this Agreement to which the Company is a party or by which it is bound regarding the acquisition, issuance or transfer of any securities of the Company and any contract to which the Company is a party or by which it is bound restricting the transfer of any securities of the Company, including, without limitation, any restricted stock agreements or escrow agreements;

(xii) all contracts providing for indemnification of any officer, director, employee or agent of the Company;

(xiii) all contracts pursuant to which the Company receives any consulting, advisory or other similar services from any third party that require or could reasonably be expected to required expenditures by the Company in an amount greater than $25,000;

(xiv) all contracts under which the Company provides any advice or services to any third party, including all consulting contracts, professional contracts or software implementation, deployment or development services contracts, or support services contracts (including, for each such contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services);

(xv) any agreement of the Company with aggregate consideration greater than $50,000 that is terminable upon or prohibits assignment or a change of ownership or control of the Company;

(xvi) all other contracts and agreements, whether or not made in the ordinary course of business, that contemplate an exchange of consideration with an aggregate consideration, including payments, greater than $50,000 or all other contracts with an aggregate consideration, including payments, greater than $25,000 that may not be terminated by the Company, without penalty, within 30 days after the delivery of a termination notice by the Company; and

(b) Each Material Contract (i) is valid and binding on the Company and, to the knowledge of the Company, on the other parties thereto and is in full force and effect. The Company is in material compliance with and is not in breach or violation of, or default under, any Material Contract and, to the knowledge of the Company, no other party to any Material Contract is in breach or violation thereof or default thereunder. Without limiting the foregoing, no grant by the Company to a third party of an exclusive right to resell, distribute, sublicense or provide access to the Company’s products and services is inconsistent or conflicts with any grant by the Company to another third party of an exclusive or non-exclusive right to resell, distribute, sublicense or provide access to the Company’s products and services.

(c) The Company has delivered or made available to Parent accurate and complete copies of all Material Contracts identified in Section 3.12(a) of the Company Disclosure Schedule, including all amendments thereto. Section 3.12(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form.

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, to the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a breach or violation of, or default under, any Material Contract, (ii) give any entity the right to declare a default, seek damages or exercise any other remedy under any Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any Material Contract or (iv) give any entity the right to cancel, terminate or modify any Material Contract.

(e) Section 3.12(e) of the Disclosure Schedule lists each customer contract that:

(i) contains any technology or development commitment, whether written or verbal, that has not been performed;

(ii) contains any technology or development commitment, whether written or verbal, that has already been performed;

(iii) requires the Company to provide any product or service functionality (other than as specified in the Company’s standard online product or service specifications which may be updated by the Company upon a new release of the product or service;

(iv) prohibits the Company from changing or deleting specified product functionality or specified service functionality which is described in the contract (either written or verbal), either by enhancing or reducing such functionality or prohibits the Company from changing or deleting the descriptions of the product or service functionality contained in the specification;

(v) restricts the Company’s ability to introduce new product or service releases, including by requiring that such releases be reviewed, tested or approved before being made generally available to customers;

(vi) requires the Company to maintain and/or make available older versions of the product or service after any release of a subsequent version of that product or service;

(vii) restricts the Company from providing the product or service on its existing multi-tenant platform;

(viii) restricts the Company from modifying any policy or procedure related to the provision of the product or service (e.g., privacy policy, data protection policy);

(ix) restricts the assignment of the contract, whether by assignment of the contract to a third party, a change in control of the Company, or operation of law; and

(x) requires the hardware and/or software resources needed to provide the product or service to be isolated from other customers.

SECTION 3.13 Environmental Matters.

(a) The Company (i) is in compliance with all applicable Environmental Laws (as defined below), (ii) holds all Environmental Permits (as defined below) necessary to conduct the Company’s business and (iii) is in material compliance with all Environmental Permits.

(b) The Company has not received any written request for information, or any written notification that it is a potentially responsible party, under CERCLA (as defined below) or any similar Law of any state, locality or any other jurisdiction. The Company has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(c) As of the date hereof, none of the real property currently or formerly leased by the Company is listed or, to the knowledge of the Company, proposed to be listed on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

For purposes of this Agreement:

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Environmental Laws” means any Federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

SECTION 3.14 Intellectual Property.

(a) The Company owns and has good title to, or has licenses (sufficient for the conduct of the Company’s business as previously, presently or proposed to be conducted in accordance with the Release Schedule) to, all Company Intellectual Property (as defined below) necessary to or Used in its business as previously, presently or proposed to be conducted in accordance with the Release Schedule. Neither the Company Intellectual Property owned by the Company or exclusively licensed to the Company nor the conduct of the Company’s business as previously, presently or proposed to be conducted in accordance with the Release Schedule conflicts with, infringes on or misappropriates any rights to property of any person (“Infringement”). “Intellectual Property” means (i) inventions (whether or not patentable); trade names, trade and service marks, logos, domains, URLs, websites, addresses and other designations (“Marks”); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; methods;

schematics; computer software (in source code and/or object code form) (“Inventions”) and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other similar or equivalent rights throughout the world, and all applications, registrations, issuances and the like with respect thereto (“IP Rights”). “Company Intellectual Property” means all Intellectual Property that was or is used, exercised, or exploited (“Used”) or proposed (in accordance with the Release Schedule) to be Used in any business of the Company, or that is necessary to conduct any such business as previously or presently conducted or proposed to be conducted in accordance with the Release Schedule (except for such items as have yet to be conceived, reduced to practice or developed). All copyrightable matter within the Company Intellectual Property owned by the Company and relevant to the business of the Company has been created by persons who were employees of the Company at the time of creation (except copyrightable works validly assigned to the Company by third parties), and no third party has or will have “moral rights” or rights to terminate any assignment or license with respect thereto.

(b) To the extent included in Company Intellectual Property and owned by the Company or exclusively licensed to the Company, Section 3.14(b) of the Company Disclosure Schedule lists (by name, number, jurisdiction and owner) all patents and patent applications; all registered and unregistered Marks; all registered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights. All of the foregoing are valid, enforceable and subsisting, and copies of all the foregoing have been made available to Parent, along with all related filings, registrations and correspondence with the appropriate registration authority. No cancellation, termination, expiration or abandonment of any of the foregoing (except abandonment in the ordinary course of business and natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company. The Company is not aware of any questions or challenges (or any potential basis therefor) with respect to the patentability or validity of any claims of any of the foregoing patents or patent applications or the validity (or any other aspect or status) of any such IP Rights.

(c) Section 3.14(c) of the Company Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements to which the Company is a party (or by which it or any Company Intellectual Property is bound or subject) and pursuant to which any person has been or may be assigned, authorized to Use, granted any lien or encumbrance regarding, or given access to any Company Intellectual Property by or on behalf of the Company; (ii) all licenses, sublicenses and other agreements pursuant to which the Company has been or may be assigned or authorized to Use, or has incurred or may incur any obligation in connection with, (A) any third party Intellectual Property that is or was used in the development of, requires payment with respect to, is or was incorporated or embodied in, or forms all or any part of any previous, current or proposed (in accordance with the Release Schedule) product, service or Intellectual Property offering of the Company or (B) any Company Intellectual Property; and (iii) each agreement pursuant to which the Company has deposited or is required to deposit with an escrow holder or any other person all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Company Intellectual Property (“Source Materials”). The Company has not entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement or warranting the lack thereof.

(d) No event or circumstance has occurred, exists or is contemplated (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that (with or without notice or the lapse of time) could reasonably be expected to result in (i) the breach or violation of any license, sublicense or other agreement required to be listed in Section 3.14 of the Company Disclosure Schedule, (ii) the loss or expiration of any right or option by the Company (or the gain thereof by any third party) under any such license, sublicense or other agreement, or (iii) the release, disclosure or delivery to any third party of any part of the Source Materials. Further, the Company makes all the same representations and warranties with respect to each license, sublicense and agreement listed on Section 3.14 of the Company Disclosure Schedule as are made with respect to Material Contracts elsewhere in this Agreement.

(e) To the knowledge of the Company, there is no unauthorized Use, disclosure, or Infringement of any Company Intellectual Property owned by or provided by the Company by any third party, including, without limitation, any employee or former employee of the Company. The Company has not brought or threatened any action, suit or proceeding against any third party for any Infringement of any Company Intellectual Property or any breach of any license, sublicense or agreement involving Company Intellectual Property.

(f) The Company has taken reasonable and appropriate steps to protect and preserve the confidentiality of all Company Intellectual Property which Company wishes to maintain confidentiality (“Company Confidential Information”). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations. The Company has not disclosed or delivered to any third party, or permitted the disclosure or delivery to any third party, any part of the Source Materials.

(g) Each current and former employee and contractor of the Company has executed and delivered (and to the Company’s knowledge, is in compliance with) an agreement in substantially the form of the Company’s standard Proprietary Information and Inventions Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor). Any standard form referenced in this Section 3.14(g) has been identified as such by the Company and provided to Parent by the Company.

(h) The Company has not received any communication alleging or suggesting that or questioning whether the Company has been or may be (whether in its past, current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement, nor does the Company have any reasonable basis to expect that any such communication will be forthcoming.

(i) The Company is not aware that any of its employees or contractors is obligated under any agreement, commitment, judgment, decree, order or otherwise (an “Employee Obligation”) that would or could reasonably be expected to interfere with the use of his or her best efforts to promote the interests of the Company or that would or could reasonably be expected to conflict with its business as conducted or proposed to be conducted in accordance with the Release Schedule. Neither the execution nor delivery of this Agreement nor the conduct of the Company’s business as conducted or proposed to be conducted in accordance with the Release Schedule, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation. The Company is not Using, and it will not be necessary to Use in the Company’s business as proposed to be conducted in accordance with the Release Schedule, (i) any Inventions of any of their past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by the Company or (ii) any confidential information or trade secret of any former employer of any such employee or contractor.

(j) All Software (as defined below) is free of all viruses, worms, trojan horses and other infections or harmful routines and does not contain any bugs, errors, or problems that would or could reasonably be expected to disrupt materially its operation or have a materially adverse impact on the operation of other software programs or operating systems. “Software” means software, programs, databases and related documentation, in any form (including Internet sites, Internet content and links) that is (i) material to the operation of the business of the Company, including, but not limited to, that operated by the Company on its web sites or used by the Company in connection with processing customer orders, storing customer information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Company.

(k) The Company has obtained all approvals and agreements necessary or appropriate (including, without limitation, assurances from customers regarding further export) for exporting any Company Intellectual Property outside the United States and importing any Company Intellectual Property into any country in which they are or have been disclosed, sold or licensed for Use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

(l) Section 3.14(l) of the Company Disclosure Schedule lists all software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) and that is used by the Company in connection with development, licensing, sale, use or distribution of Company Intellectual Property, and describes the manner in which such Open Source Materials were so used with respect to such Company Intellectual Property (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company). The Company is in material compliance with the terms and conditions of all licenses for the Open Source Materials. The Company has not (i) incorporated Open Source Materials into, or combined or linked Open Source Materials with, the Company Intellectual Property; (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii) or (iii), creates, or purports to create, an obligation for the Company to grant to any third party any rights or immunities under any Company Intellectual Property (including, using any Open Source Materials, that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge).

(m) Personally Identifiable Information. Section 3.14(m) of the Company Disclosure Schedule generally (but not specifically) describes all Personally Identifiable Information (as defined below) collected by the Company through internet websites owned, maintained or operated by the Company (“Company Sites”), or through any activity for or related to customers , suppliers, service providers or personnel of the Company (“Company Services”). “Personally Identifiable Information” means any information collected and stored by Company that (alone or in combination with other information held by the Company) can be associated with or used to identify a specific person. The Company has complied with all applicable laws, contractual and fiduciary obligations, and its internal privacy policies relating to (i) the privacy of users of Company Sites and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Company in any manner or maintained by third parties having authorized access to such information. The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and with the Company’s privacy policies. Copies of all current and prior privacy policies of the Company that apply to the Company Sites or the Company Services are attached to Section 3.14(m) of the Company Disclosure Schedule. Each such privacy policy and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by applicable laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable laws.

(n) Protection of Personally Identifiable Information. With respect to all Personally Identifiable Information, the Company has at all times taken all legally required and commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company. there has not been any unauthorized access to or other misuse of that Personally Identifiable Information.

SECTION 3.15 Taxes.

(a) All Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and information returns and reports) required to be filed with any Tax Authority (as defined below) by or on behalf of the Company (collectively, “Tax Returns” and individually, a “Tax Return”), have been or will be completed and filed when due (including any extensions of such due date). Except to the extent that a reserve for Taxes has been established on the Reference Balance Sheet, all such Returns are true, complete and correct and were prepared in substantial compliance with all Applicable Laws. Company has paid all Taxes due and owing (whether or not shown on any Return) for all periods through the date of the Reference Balance Sheet, except to the extent reserves for Taxes have been established on the Reference Balance Sheet. The Interim Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through the date of the Reference Balance

Sheet and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Reference Balance Sheet included in the Interim Financial Statements with respect to such periods, and (ii) properly accrue in accordance with U.S. GAAP all liabilities for Taxes payable after the date of the Reference Balance Sheet, with respect to all transactions and events occurring on or prior to such date. The Company will not, as a result of the transactions contemplated herein, become liable for any Tax not adequately reserved against on the Interim Financial Statements. All information set forth in the notes to the Interim Financial Statements relating to Tax matters is true, complete and accurate in all respects. The Company has not incurred any Tax liability since the date of the Reference Balance Sheet other than in the ordinary course of business and the Company has made adequate provisions for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis.

(b) The Company has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. To the knowledge of the Company, no Tax Returns filed with respect to Taxable years through the Taxable year ended 2006 in the case of the United States, have been examined and closed. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Return that is still in effect and there is no claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending, threatened or expected against or with respect to the Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company, adversely affect the liability of the Company for Taxes. No claim has ever been made by a Governmental Authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. All elections with respect to the Company’s Taxes made during the fiscal years ending December 31, 2004, 2005, and 2006 are reflected on the Company’s Tax Returns for such periods, copies of which have been provided to Parent. The Company has previously provided or made available to Parent true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements and reports.

(c) The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than the group of which the Company is the common parent. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of Federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company has not made and will not make a deemed dividend election under Treas. Reg. §1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. The Company has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 or Section 361 of the Code or any corresponding provision of state Law.

(d) The Company is in full compliance with all the terms and conditions of any Tax exemption or other Tax-sharing agreement or order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. The Company is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. The Company has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and the Company has not engaged in a trade or business within any foreign country.

(e) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code. The Company has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law.

(f) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company has not consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, the Regulations or other published guidance from the Internal Revenue Service.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, other than by reason of the transactions contemplated herein, for Tax purposes for a taxable period ending on or prior to the Closing Date (including, without limitation, by reason of Section 481 of the Code); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Section 1502 of the Code and the Regulations thereunder (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code (the “280G Representation”). Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code, to the extent applicable thereto, based upon a good faith, reasonable interpretation of Section 409A of the Code and the regulations and other guidance issued thereunder.

(j) The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes. The Company does not own any interest in any entity that is characterized as a partnership for federal income Tax purposes.

(k) The Company has not incurred (or been allocated) an overall foreign loss as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Section 904(f)(1) and/or Section 904(f)(3) of the Code. The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(l) Section 3.15(l) of the Company Disclosure Schedule hereto sets forth a complete and accurate list of all agreements, rulings, settlements or other Tax documents relating to Tax incentives between Company and any Governmental Authority.

(m) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.15, the term “Company” means the Company and any entity included in, or required under U.S. GAAP to be included in, any of the Audited Financial Statements or the Interim Financial Statements.

SECTION 3.16 Vote Required. The only votes of the holders of any classes or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement are the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock and the Company Preferred Stock, voting as a single class, in favor of the approval and adoption of this

Agreement and the Merger. The shares of the Company Preferred Stock subject to the Stockholder Consents are sufficient to secure the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock and Company Preferred Stock, voting as a single class, in favor of the approval and adoption of this Agreement and the Merger.

SECTION 3.17 Assets; Absence of Liens and Encumbrances. The Company owns, leases or has the legal right to use all of the assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than Intellectual Property, which is covered exclusively by Section 3.14 hereof), used in the conduct of the business of the Company or otherwise owned or leased by the Company and, with respect to contract rights, except as set forth in Section 3.12 or Section 3.12 of the Company Disclosure Schedules is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company in or relating to the conduct of the business of the Company (other than Intellectual Property, which is covered exclusively by Section 3.14 hereof) (all such properties, assets and contract rights being the “Assets”). The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, infringements, security interests or encumbrances of any kind or character (“Liens”) other than (A) Liens for current Taxes and assessments not yet past due and payable, (B) inchoate mechanic’s and materialmen’s Liens for construction, installations or deliveries in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Subsidiary and (D) all matters of public record other than (A) Liens for current Taxes and assessments not yet past due and payable, (B) inchoate mechanic’s and materialmen’s Liens for construction, installations or deliveries in progress, and (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Subsidiary. The equipment of the Company used in the operations of its business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

SECTION 3.18 Owned Real Property. The Company does not own any real property.

SECTION 3.19 Certain Interests.

(a) No holder of greater than 1% of the voting power of the Company or its affiliates or any officer or director of the Company and, to the knowledge of the Company, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:

(i) has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer of the Company; provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the person owning such securities has no other connection or relationship with such creditor, competitor, supplier manufacturer, agent, representative, distributor or customer; or

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company).

(b) Except for the payment of employee compensation in the ordinary course of business, consistent with past practice, the Company does not have any liability or any other obligation of any nature whatsoever to any Company Stockholder or any affiliate thereof or to any officer or director of the Company, to the knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

SECTION 3.20 Insurance Policies. Section 3.20 of the Company Disclosure Schedule sets forth (i) a true and complete list of all insurance policies to which the Company is a party or is a beneficiary or named insured and (ii) any claims made thereunder or made under any other insurance policy within the past three years. True and complete copies of all such policies have been provided to Parent. All premiums due on such policies have been paid, and the Company is otherwise in compliance with the terms of such policies. The Company has not failed to give any notice or present any claim under any such policy in a timely fashion. Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof. The Company has not received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) adjustment in the amount of the premiums payable with respect to any insurance policy.

SECTION 3.21 Restrictions on Business Activities. There is no agreement, commitment, judgment binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted in accordance with the Release Schedule.

SECTION 3.22 Brokers. Except for Montgomery & Co., LLC (“Advisor”) no broker, finder or investment banker or financial advisor or other firm or person is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Advisor pursuant to which such Advisor would be entitled to any payment in relation to the Merger or the transactions contemplated by this Agreement. The Company will be liable for any such fees and expenses which will be deducted from the Aggregate Merger Consideration or subject to indemnification.

SECTION 3.23 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Company, the shares of Company Stock, the Merger or the other transactions contemplated by this Agreement.

SECTION 3.24 Customers and Suppliers. Section 3.24 of the Company Disclosure Schedule contains a complete list of all customers who individually accounted for more than 2% of the Company’s consolidated gross revenues during the fiscal years ended December 31, 2005 and 2006 and the most recent fiscal quarter ended March 31, 2007. No customer listed on Section 3.24 of the Company Disclosure Schedule has, within the past 12 months, cancelled or otherwise terminated, or made any threat to cancel or terminate, its relationship with the Company, or decreased materially its usage of the Company’s services or products. Within the past 24 months, no material supplier of the Company has cancelled or otherwise terminated any contract with the Company prior to the expiration of the contract term, or made any written threat to the Company to cancel, reduce the supply or otherwise terminate its relationship with the Company. The Company has not engaged in any fraudulent conduct with respect to any customer or supplier of the Company.

SECTION 3.25 Accounts Receivable; Bank Accounts. All accounts receivable of the Company reflected on the Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 180 days after the date on which they first became due and payable), net of the reserve for bad debts on the Reference Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the date of Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 180 days after the date on which they first became due and payable), net of the reserve for bad debts. Section 3.25 of the Company Disclosure Schedule describes each account maintained by or for the benefit of the Company at any bank or other financial institution.

SECTION 3.26 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

SECTION 3.27 Offers. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all substantially all of the assets of Company with parties other than Parent.

SECTION 3.28 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 3.28 of the Company Disclosure Schedule and (ii) manufacturers’ warranties for which the Company does not have any liability. Section 3.28 of the Company Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Audited Financial Statements and the Interim Financial Statements and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

SECTION 3.29 True Source Obligation.

(a) Except as set forth on Section 3.29 of the Company Disclosure Schedule, none of the Company’s products constitute Earn-Out Products (as defined in the Asset Purchase Agreement by and among the Company, True Source, Inc. and Rodney J. True dated September 6, 2006 (the “True Source Agreement”)). No products or services offered by the Parent that do not include any Earn-Out Products, shall be deemed to be Earnout Products (as defined in the True Source Agreement) and, therefore, such products or services offered by the Parent shall not result in any further payment under the True Source Agreement or under the True Source obligation calculation.

(b) The Company’s liability during the first twelve (12) months of the True Source Agreement is $1,254,000 (the “True Source Obligation”), consisting of shares of Company Common Stock valued at $627,000 and $627,000 in cash.

SECTION 3.30 Tax Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Except for the possibility that the value of the Parent Shares at the Effective Time may be less than the Average Closing Price, Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

SECTION 3.31 Parent Accounting Requests. The Company acknowledges and agrees that through and as of the date hereof Parent has not requested any work from the Company’s accountants.

SECTION 3.32 No Misstatements. No representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 3.33 Indemnification. The Company hereby represents to Parent that no claim for indemnification has been made by any current or former director or officer of the Company and, to the knowledge of the Company, no basis exists for any such claim for indemnification.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to such exceptions as are disclosed in the disclosure letter dated the date hereof and delivered herewith to the Company (the “Parent Schedules”) corresponding to the applicable Section and subsection or clause of this Article IV (or disclosed in any other section, subsection or clause of the Parent Schedules provided that it is reasonably apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other Section, subsection or clause of this Article IV), the Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof and as of the Closing.

SECTION 4.01 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means any event, change, violation, circumstance or effect (regardless of whether or not such events, changes, violations, circumstances or effects are inconsistent with the representations or warranties made by the Parent in this Agreement) (A) that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, operations, financial condition, assets (tangible or intangible), liabilities, properties or results of operations of Parent and its subsidiaries taken as a whole, except for any such events, changes or effects resulting from or arising in connection with (i) any changes in general economic or business conditions that do not disproportionately impact Parent and its subsidiaries taken as a whole, (ii) any changes or events affecting the industry in which Parent and its subsidiaries operate that do not disproportionately impact Parent and its subsidiaries taken as a whole, (iii) any decline in and of itself in the trading price of Parent Common Stock, (iv) any adverse change in the United States securities market or (v) any failure by Parent to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimates, or any other revenue or earnings estimate, or any other revenue or earnings prediction or expectation, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date or (B) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

SECTION 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

SECTION 4.03 Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of (i) 1,500,000,000 shares of Parent Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.002 per share, of Parent (“Parent Preferred Stock”). As of September 12, 2007, (i) 78,563,612 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 1,311,054 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding, unexercised options to purchase Parent Common Stock and (iii) no shares of Parent Common Stock were reserved for issuance pursuant to outstanding, unexercised warrants to purchase Parent Common Stock. As of the date hereof, no shares of Parent Preferred Stock were issued and outstanding.

SECTION 4.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate their respective organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for the pre-merger notification requirements of the HSR Act, (ii) for the filing and recordation of appropriate merger documents as required by the DGCL, (iii) for applicable requirements, if any, of the Exchange Act of 1934, as amended (the “Exchange Act”), Federal and state securities laws (including, without limitation, Section 25121 of the California General Corporation Law) and The Nasdaq Global Market, and (iv) for such other consents, approvals, orders authorizations, registrations or permits, filings or notifications that if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.05 SEC Filings; Financial Statements.

(a) Parent has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2005 through the date of this Agreement (collectively, the “Parent SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent as of the date hereof is, and as of the Effective Time will be, eligible to use Form S-3 to register under the Securities Act the Parent Common Stock issuable hereunder.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect).

SECTION 4.06 Valid Issuance of Parent Shares. The shares of Parent Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

SECTION 4.07 Brokers. Except for Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.08 Tax Matters. Neither Parent nor Merger Sub nor any of their affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Except for the possibility that the value of the Parent Shares at the Effective Time may be less than the Average Closing Price, Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

SECTION 4.09 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent.

SECTION 4.10 Financing. Parent possesses and will possess sufficient cash funds to pay all required cash amounts pursuant to this Agreement.

ARTICLE V

CONDUCT OF BUSINESSES PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the ordinary course and in a manner consistent with past practices including to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, to use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, to use its commercially reasonable efforts to keep available the services of its present officers and key employees and consultants and to use its commercially reasonable efforts to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. The Company shall promptly notify Parent of any material event or occurrence not in the ordinary course of business and in a manner consistent with past practices of the Company.

By way of amplification and not limitation, except as specifically contemplated by this Agreement or as specifically set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement;

(c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(e) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;

(g) initiate or settle any Legal Proceeding in an amount individually or in the aggregate greater than $50,000;

(h) other than in the ordinary course of business consistent with past practice, incur any Indebtedness become responsible for, the obligations of any person, or make any loans or advances;

(i) other than in the ordinary course of business consistent with past practice, authorize any capital expenditure in excess of $10,000, individually or $50,000 in the aggregate;

(j) enter into any lease or contract for the purchase or sale of any real property or for any personal property in excess of $10,000 individually or $50,000 in the aggregate;

(k) waive or release any material right or claim;

(l) other than in the ordinary course of business consistent with past practice and excluding any payments for bonus, commissions or similar programs in place on the date of this Agreement, provided that the terms of such bonus, commission or similar programs or plans are not changed as of or following the date of this Agreement, increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law or any amendments to deferred compensation plans required to comply with Section 409A of the Code;

(m) authorize cash payments in exchange for any Company Options granted under any of such plans except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule;

(n) other than in the ordinary course of business consistent with past practice, extend any offers of employment to potential employees, consultants or independent contractors or terminate any existing employment relationships;

(o) renew, amend or terminate any Material Contract, other than the renewal or amendment of any customer contract in the ordinary course of business provided that such contract, as so renewed or amended, would not have to be disclosed on Section 3.12(e) of the Company Disclosure Schedule (assuming such renewal or amendment was effective as of the date hereof);

(p) enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01;

(q) other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations;

(r) enter into any contract or agreement material to the business, results of operations or financial condition of the Company other than (i) customer contracts entered into in the ordinary course of business that would not have to be disclosed in Section 3.12(e) of the Company Disclosure Schedule (assuming such contract was effective as of the date hereof), (ii) contracts requiring payments greater than $25,000 individually or $200,000 in the aggregate, or (iii) contracts with most favored nations clauses or exclusivity arrangements with third-parties;

(s) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise) in excess of $10,000, individually, or in excess of $50,000 in the aggregate;

(t) take any action to modify the Company’s accounting policies, principles or procedures other than as required by U.S. GAAP;

(u) make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other action or omit to take any action that would have the effect of increasing the Tax liability of the Company or Parent;

(v) (i) sell, assign, lease, terminate, abandon, transfer after the date hereof or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, (ii) grant any license with respect to any Company Intellectual Property, other than a license of Software granted to customers of the Company that would not have to be disclosed in Section 3.12(e) of the Company Disclosure Schedule, (iii) develop, create or invent any Intellectual Property jointly with any third party, other than Intellectual Property that is exclusively owned by or exclusively licensed to the Company, or (iv) disclose, or allow to be disclosed, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

(w) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

(x) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

(y) with respect to long-term debt only, write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $50,000 with respect to a single matter, or in excess of $100,000 in the aggregate;

(z) enter into a related party transaction;

(aa) change or otherwise deviate from the method for accounting for Accounts Receivable in a manner inconsistent with past practice; or

(bb) take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (aa) above.

SECTION 5.02 Litigation. The Company shall notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by the Company to be threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such.

SECTION 5.03 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, (ii) any failure or inability of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or (iii) receipt of a non-renewal notice or written threat to terminate any Material Contract. The parties hereto acknowledge that reliance shall not be an element of any claim or cause of action by any party hereto for misrepresentation or breach of a representation, warranty or covenant under this Agreement.

SECTION 5.04 No Control. Nothing contained herein shall give Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its subsidiaries prior to the Effective Time.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 California Permit; Company Stockholder Approval.

(a) As promptly as practicable after the execution of this Agreement, Parent shall prepare the necessary documents and Parent shall apply for a permit (a “California Permit”) from the California Department of Corporations (after a hearing before such Department) pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended (the “Fairness Hearing Law”), such that the issuance of the Parent Common Stock in the Merger shall be exempt from registration under the Securities Act by virtue of the exemption from the registration contained in Section 3(a)(10) thereof, and the Company shall prepare a related information statement or other disclosure document (the “Information Statement”) to be distributed to the Company Stockholders. The Company shall cooperate with, and provide information to, Parent in connection with Parent’s application for the California Permit. The Company and Parent will respond to any comments from the California Commissioner of Corporations and use their reasonable best efforts to cause the California Permit to be granted as soon as reasonably practicable after such filing; provided, however, that neither the Parent nor the Company shall not be required to modify any of the terms of the Merger in order to cause the California Secretary of State to approve the fairness of such terms and conditions. The Company shall provide and include in the Information Statement such information relating to the Company as may be required pursuant to the Fairness Hearing Law or by the California Department of Corporations. The Information Statement shall include the unanimous recommendation of the Board of Directors of the Company to the Company Stockholders to vote in favor of the adoption of this Agreement. None of the information supplied by the Company to Parent in connection with the California Permit application or any other document prepared to comply with Federal or state securities laws shall contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. None of the information supplied by Parent in connection with the California Permit application or any other document prepared to comply with Federal or state securities laws shall contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

(b) In the event that the Commissioner of Corporations of the State of California (i) denies the California Permit or (ii) does not issue the California Permit by or if the parties mutually determine they will not receive the California Permit by November 30, 2007 (the “Determination Date”), then Parent shall file a registration statement on Form S-4 with the SEC (the “Registration Statement”) and shall use its commercially reasonable efforts to file such Registration Statement on or prior to December 31, 2007, subject to applicable Law and Parent’s eligibility to make such a filing, for purposes of registering under the Securities Act the offering and issuance of the shares of Parent Common stock to be issued in the Merger, in which case:

(i) the Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time it shall have obtained knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement or the proxy statement, information statement and/or prospectus to be sent to Stockholders in connection with the Company Stockholders’ Meeting (the “Proxy Statement”), in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law, and the Company and Parent shall cooperate in filing with the SEC or its staff or any other government officials, and/or delivering to the holders of Company Capital Stock, any such amendment or supplement;

(ii) the Company and Parent shall prepare, and Parent shall file with the SEC, the Registration Statement, which shall include the Proxy Statement, and Parent shall use its commercially reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable thereafter;

(iii) each party hereto shall notify the other promptly of the receipt of any comments from the SEC or its staff and or any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or the Proxy Statement or any other filing or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement or the Proxy Statement or other filing;

(iv) the Registration Statement, the Proxy Statement and any other materials submitted to the Stockholders in connection with the Company Stockholders’ Meeting will comply in all material respects with applicable Law;

(v) the information supplied by the Company for inclusion in the Registration Statement shall not, at (1) the time the Registration Statement is filed, amended, supplemented or declared effective and (2) the Effective Time and the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(vi) the information supplied by the Parent for inclusion in the Registration Statement shall not, at (1) the time the Registration Statement is filed, amended, supplemented or declared effective and (2) the Effective Time and the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and

(vii) if the SEC requires a Tax opinion in connection with the filing of the Registration Statement, (1) Parent shall use its commercially reasonable efforts to cause its counsel to provide such opinion addressed to Parent and (2) the Company shall use its commercially reasonable efforts to cause its counsel to provide such opinion addressed to the Company if required by the SEC; provided, that the issuance of such opinions shall be conditioned upon the receipt by such counsels of customary representation letters from each of the Company and Parent in a form reasonably agreed to by the parties, and the parties shall otherwise reasonably cooperate with each other in the issuance of such legal opinions.

(c) Notwithstanding the foregoing, in the event that the Commissioner of Corporations of the State of California (i) denies the California Permit or (ii) does not issue the California Permit by or if the parties mutually determine they will not receive the California Permit by the Determination Date the Company may at its sole discretion, rather than requiring Parent to register the Parent Shares on the Registration Statement pursuant to Section 6.01(b), require Parent to take commercially reasonable steps to restructure the transactions contemplated by this Agreement in the manner described in Exhibit F hereto.

(d) The Company shall promptly, after the date of this Agreement and in accordance with applicable Law, the Company’s Certificate of Incorporation and Bylaws and the Fairness Hearing Law, convene a meeting of its stockholders or solicit written consents to obtain Company Stockholder adoption of this Agreement. The Company shall ensure that the stockholders’ meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the stockholders’ meeting are solicited or, in the alternative, that written consents are solicited from its stockholders, in compliance with applicable Law, the Company’s Certificate of Incorporation and Bylaws, and all other applicable legal requirements. The Company agrees to use its reasonable best efforts to take all action necessary or advisable to secure the necessary votes required by applicable Law, the Company’s Certificate of Incorporation and Bylaws to effect the Merger.

SECTION 6.02 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time, the Company shall: (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the directors, officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent or its Representatives may reasonably request. The Company will permit Parent and its Representatives to meet with the officers of the Company responsible for the financial statements and internal controls of the Company and its subsidiaries to discuss such matters as Parent may deem reasonably necessary or appropriate to satisfy its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure Agreement, dated May 18, 2006 (the “Non-Disclosure Agreement”), between the Company and Parent.

SECTION 6.03 No Solicitation of Transactions.

(a) The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, to take any such action, or enter into any non-disclosure agreement or similar arrangement or share confidential information with any third party. The Company will notify Parent immediately after receipt by the Company (or any of its officers, directors, employees, agents, advisors or other representatives) of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company by any person that informs or has informed the Company that it is considering making or has made such a proposal or inquiry. Such notice to Parent shall indicate in reasonable detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b) A “Competing Transaction” means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets or debt or equity securities of such party; (iii) a tender offer or exchange offer for 15% or more of the outstanding voting securities of such party; or (iv) any solicitation in opposition to approval by the stockholders of the Company of this Agreement and the Merger.

SECTION 6.04 Employee Benefits Matters.

(a) All employees of the Company who become employees of the Parent or of any of its subsidiaries after the Closing shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates’ employees in the United States. To the extent permitted under Parent’s employee benefit plans and programs, as in effect from time to time, if applicable, such employee benefits shall be provided without any preexisting conditions, limitations or exclusions to the extent no such limitations or exclusions applied as of the Closing to such employees under the plans of the Company in which such employees participate immediately prior to the Closing Date and with credit for all annual deductibles and co-payments made under Company employee benefit plans for the covered expenses already incurred by employees of the Company for the year in which the Closing occurs. To the extent permitted under Parent’s employee benefit plans and programs, as in effect from time to time, if applicable, Parent shall provide employees of the Company with credit for all service with the Company under all applicable employee benefit plans, including for purposes of eligibility, waiting periods, vesting and other plan rights and features, to the same extent such service would have been recognized by the Company under comparable plans immediately prior to the Closing Date. Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company to participate in the health, welfare and other benefit programs of Parent, to the extent permitted by Parent’s benefits and employee benefits programs, or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms. Such employees may be eligible to participate in Parent’s equity incentive plans at the sole discretion of Parent.

(b) Simultaneously with the execution of this Agreement, Parent has entered into employment agreements (collectively, the “Employment Agreements,” and, individually, an “Employment Agreement”) with the individuals set forth on Schedule 6.04(b)(1) hereto and transaction agreements (collectively, the “Transaction Agreements,” and individually, a “Transaction Agreement”) with the individuals set forth on Schedule 6.04(b)(2) hereto

(c) Simultaneously with the execution of this Agreement, Parent has entered into non-solicitation and non-competition agreements (collectively, the “Non-Solicitation and Non-Competition Agreements”, and, individually, a “Non-Solicitation and Non-Competition Agreement”) with the individuals set forth on Schedule 6.04(c) hereto.

(d) Simultaneously with the execution of this Agreement, Parent has entered into a non-solicitation and no hire agreement (the “No Hire Agreement”) with Dave Parekh and Mike Pehl.

(e) By giving the Company written notice not less than three business days prior to the Closing Date, Parent may request that the Company take all necessary corporate action to terminate its 401(k) plan (the “401(k) Plan”) effective as of the date immediately prior to the Closing Date, but contingent on the Effective Time occurring. If Parent provides such notice to the Company, Parent shall receive from the Company evidence that the Company’s Board of Directors has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to Parent’s reasonable approval.

(f) The Company and, as applicable, its ERISA Affiliates each agree to terminate any and all group severance, separation or salary continuation plans, programs or arrangements. Parent shall receive from the Company evidence that such group plans, programs or arrangements of the Company and, as applicable, each ERISA Affiliate have been terminated pursuant to resolutions adopted by of each such entity’s Board of Directors (the form and substance of which resolutions shall be subject to Parent’s reasonable approval), effective as of the day immediately preceding the Closing Date but contingent on the Closing.

SECTION 6.05 Further Action; Consents; Filings.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from any Governmental Entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including those required under the HSR Act, and (iii) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing in good faith copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

(b) Parent and the Company shall file as soon as practicable after the date hereof notifications under the HSR Act and each of Parent and the Company shall use commercially reasonable efforts to respond as promptly as practicable to all reasonable inquiries or requests and to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).

(c) In connection with the foregoing, each party will (i) promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Entity, and subject to Antitrust Laws, provide the other party with a copy of any such written communication (or summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the Merger unless it consults with the other party in advance, and to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate. Each of Parent and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Entity in connection with the requisite approvals. In exercising the foregoing right, each of the parties will act reasonably and as soon as possible. Each party agrees that it will consult with the other party with respect to obtaining all requisite approvals and each party will keep the other party apprised of the status of material matters relating to completion of the Merger.

(d) Notwithstanding anything to the contrary in Section 6.05(a) or (b), (i) neither Parent nor any of its subsidiaries shall be required to divest (including, without limitation, through a licensing arrangement) any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Parent Material Adverse Effect and (ii) the Company shall not be required to divest (including, without limitation, through a licensing arrangement) any of its respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Company Material Adverse Effect.

(e) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.

SECTION 6.06 Plan of Reorganization.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

(b) As of the date hereof and except to the extent that the closing price per share of Parent Common Stock is less than the Average Closing Price, the Company does not know of any reason (i) why it would not be able to deliver to King & Spalding (counsel to the Company) or Gunderson Dettmer (counsel to Parent), at the date of the legal opinions referred to below, representation letters substantially in compliance with Internal Revenue Service published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(d) and 7.03(c), and the Company hereby agrees to deliver such representation letters effective as of the date of such opinions or (ii) why King & Spalding or Gunderson Dettmer would not be able to deliver the opinions required by Sections 7.02(d) and 7.03(c). As of the date hereof and except to the extent that the closing price per share of Parent Common Stock on the Closing Date may be less than the Average Closing Price, Parent and Merger Sub do not know of any reason (i) why they would not be able to deliver to Gunderson Dettmer or King & Spalding, at the date of the legal opinions referred to below, representation letters substantially in compliance with the Internal Revenue Service published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(d) and 7.03(c), and Parent hereby agrees to deliver such representation letters effective as of the date of such opinions or (ii) why Gunderson Dettmer or King & Spalding would not be able to deliver the opinions required by Sections 7.02(d) and 7.03(c).

SECTION 6.07 No Public Announcement. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law, the Company shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior written consent of Parent. All parties shall cooperate with each other in connection with this Section 6.07 in good faith.

SECTION 6.08 Expenses. All costs and expenses incurred in connection with this Agreement, the Merger and other transactions contemplated by this Agreement (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel)shall be paid by the Company. The Company shall deliver no later than two (2) business days prior to the Closing, statements from each of the Company’s legal counsel, financial advisors and accountants, a statement of all fees and expenses (the “Fee Statement”) incurred in connection with this Agreement and the Merger (excluding fees and expenses for work done by the Company’s accountants at the request of Parent that is not necessary for the Company to consummate the Merger (the fees and expenses being the “Stockholder Expenses”) together with appropriate wire or other payment instructions. At Closing, Parent shall pay or shall cause to be paid the Stockholder Expenses set forth on the Fee Statement.

SECTION 6.09 Affiliate Agreements. The Company shall cause each person that could reasonably be deemed to be an “affiliate” of the Company for purposes of the Securities Act to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form attached hereto as Exhibit G.

SECTION 6.10 Indemnification of Officers and Directors.

(a) For a period of six (6) years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company’s Certificate of Incorporation or Bylaws, employment agreements, indemnification agreements identified on the Company Disclosure Schedule or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. This indemnification shall apply to any claim or action by any such officer or director brought against the Company or Parent or any of their respective predecessors, successors, assigns, officers, directors, stockholders, employees or agents in response to or in connection with any claim brought by a Parent Indemnified Party (as defined below) pursuant to Article IX of this Agreement or any other agreement contemplated by this Agreement, it being understood that Parent shall be entitled to be indemnified for any such claim or action pursuant to Section 9.02(a)(vii) hereto.

(b) The Company may purchase, prior to the Closing Date, a six year “tail” prepaid officers’ and directors’ liability insurance policy (“Tail D&O Insurance”) in respect of acts or omissions occurring prior to the Closing Date covering each such director and office. Notwithstanding the foregoing, Parent shall have no obligation to obtain any such insurance on or after the Closing.

SECTION 6.11 Section 16 Relief. Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Parent, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger providing that the receipt by the Company Insiders (as defined below) of the Parent Common Stock upon conversion of the Company Stock and conversion of the Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 13b-3(d). “Section 16 Information” shall mean information regarding the Company Insiders, the number of shares of the Company Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into options for Parent Common Stock in connection with the Merger. “Company Insiders” shall mean those officers and directors of the Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information.

SECTION 6.12 Conversion Schedule. Section 6.12 of the Company Disclosure Schedule is a schedule prepared by the Company (the “Preliminary Conversion Schedule”) showing the name of each holder of Company Stock, the applicable name and number of securities held by each security holder and the number of any applicable stockholder certificates corresponding to such securities immediately prior to the Effective Time, the applicable number of shares of Parent Shares and the amount of Cash to be issued to each holder of shares of Company Stock and each holder of rights to acquire capital stock of the Company, including the corresponding Escrow Cash to be deposited in the Escrow Fund, as of the execution of this Agreement as if the Effective Time and the exchange of shares pursuant to the Merger had occurred as of the date of the execution of this Agreement. The Company and the Stockholders’ Representative shall prepare a final schedule as of the Effective Time (the “Final Conversion Schedule”), and an officer of the Company shall certify the Final Conversion Schedule and deliver such schedule to Parent at Closing. The Preliminary Conversion Schedule assumes (1) the Average Closing Price, (2) no Dissenting Shares, (3) no True Source Stock outstanding, and (4) the amount of the Stockholder Expenses and ignores the deposit of the Expense Reserve.

SECTION 6.13 Accounts Receivable Collection. After the Effective Time, Parent shall use all commercially reasonable efforts to collect Company’s accounts receivable in accordance with Parent’s standard collection practices. The Company acknowledges that Parent shall be entitled to indemnification in accordance with Article IX for all account receivable reflected in Reference Balance Sheet, net of the reserves thereto, that have not been collected within 180 days after the Effective Time; provided that if the party owing such account receivable is no longer a customer of the Parent or its subsidiaries at the time Parent submits a claim for indemnification, Parent shall assign such account receivable to the Stockholders’ Representative for the benefit of the holders of Company Stock and Company Options. Any payment received by the Parent from any party for any such account receivable shall be applied to the oldest account receivable owing from such party to the Company in determining whether such accounts receivable has not been collected within such 180 day period.

SECTION 6.14 Second Step Merger. Promptly following, but in no later than 5 days after the Effective Time, Parent shall cause the Second Step Merger to be consummated by (i) filing a certificate of merger with the Secretary of the State of Delaware in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) making all other filings and recordings required under the DGCL.

SECTION 6.15 280G Payments. Parent shall in its sole and reasonable discretion determine (i) all amounts required to be withheld and paid to any applicable Tax Authority as a result of any payments to current or former employees of the Company that are deductible by reason of Section 280G and (ii) any required reporting and filing obligations with respect to such payments. Parent shall use commercially reasonable efforts to determine such withholding amounts on or before the Effective Time. Parent shall have no obligation to any current or former employee of the Company with respect to any such withholding amounts and reporting and filing positions.

SECTION 6.16 Disclosure Schedule Update. The parties hereto acknowledge and agree that Sections 3.06(a), 3.12(a)(v), 3.12(a)(vii), 3.12(e)(i), 3.12(e)(ii), 3.12(e)(iii), 3.12(e)(v), 3.12(e)(vi), 3.12(e)(vii), 3.12(e)(x) of the Company disclosure schedules do not contain all of the information required by the representations and warranties contained in the correspondingly numbered section of this Agreement. The Company shall, not later than five (5) business days following the date hereof, provide the Parent with updates to such Sections adequately reflecting the relevant information required by the applicable representation and warranty.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws;

(b) No Order or Legal Proceedings Order. No Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

(c) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

(d) Compliance with the Securities Act. Either (i) the California Department of Corporations shall have issued an approval under the Fairness Hearing Law (following a hearing upon the fairness of the terms and conditions of the Merger, conducted pursuant to the Fairness Hearing Law) for the issuance of the shares of Parent Common Stock to be issued pursuant to this Agreement, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied or (ii) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect, unless the Company shall have elected in its discretion pursuant to Section 6.01(c) to restructure the transaction in accordance with Exhibit F.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and shall also be true and correct as of the Effective Time, in each case in all material respects, except (A) that each of the representations and warranties that are qualified as to materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all respects, and (B) those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, in each case and in all material respects, and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

(c) Approvals. Parent shall have received, each in form and substance reasonably satisfactory to Parent, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, or (ii) set forth in Schedule 7.02(c);

(d) Tax Opinion of Parent’s Counsel. Unless the Company shall have waived (in its sole discretion) the condition in Section 7.03(c), in which case this Section 7.02(d) shall be deemed waived, Parent shall have received the opinion of Gunderson Dettmer, counsel to Parent, based upon representations of Parent, Merger Sub and the Company and normal assumptions, to the effect that the Merger should be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Gunderson Dettmer of representation letters from each of Parent, Merger Sub and the Company as contemplated in Section 6.06 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time. Notwithstanding the foregoing, if Parent’s counsel does not render such opinion, this condition shall nevertheless be deemed satisfied with respect to Parent if King & Spalding, counsel to the Company, renders such opinion to Parent;

(e) Dissenters. Dissenting Shares shall not exceed ten percent (10%) of the outstanding Company Stock;

(f) No Company Material Adverse Effect. No event or events shall have occurred, since the date hereof which, individually or in the aggregate, have, or could reasonably be expected to have, a Company Material Adverse Effect;

(g) Employment Agreements. Each individual set forth on Schedule 6.04(b) hereto shall remain employed by the Company and the Employment Agreement entered into with such individual shall remain in full force and effect and shall not have been anticipatorily breached or repudiated by such individual;

(h) Non-Solicitation and Non-Competition Agreements. Each of the Non-Solicitation and Non-Competition Agreements entered into with the individuals set forth on Schedule 6.04(c) hereto has not been anticipatorily breached or repudiated by any of such individuals;

(i) No Hire Agreement. The No Hire Agreement entered into with Deven Parekh and Michael Pehl shall remain in full force and effect and shall not have been anticipatorily breached or repudiated by either such individual, as the case may be.

(j) Affiliate Agreements. Each of the affiliates of the Company shall have executed and delivered to Parent an Affiliate Agreement and such agreement shall remain in full force and effect and shall not have been anticipatorily breached or repudiated by any of such affiliates;

(k) No Other Litigation. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a possibility of an outcome that could have a Material Adverse Effect on the Company or Parent or that would be material to Parent: (a) no action, suit or proceeding shall be pending or threatened before any court, quasi-judicial or agency of any Governmental Entity wherein an unfavorable judgment, order, decree, ruling or charge would have the effect of making the Merger illegal or otherwise prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Parent or any of its Affiliates, or the Company, any Damages or other relief that may be material to Parent or its Affiliates; or (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company;

(l) Escrow Agreement. Parent and the Stockholders’ Representative shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated;

(m) Termination of Group Severance Plans. The Company and, as applicable, its ERISA affiliates, shall have terminated any and all group severance, separation or salary condition plans, programs or arrangements prior to Closing, and the Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of such plans, programs or arrangements.

(n) Opinion of the Company’s Counsel. Parent shall have received the opinion of King & Spalding, counsel to the Company, or another counsel reasonably satisfactory to Parent, substantially in the form attached hereto as Exhibit H;

(o) Secretary’s Certificate. Parent shall have received (i) a certificate executed by the Secretary of the Company attaching and certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of the Company’s current Certificate of Incorporation and Bylaws and copies of the resolutions of the Company’s Board of Directors and the Company Stockholders approving and adopting this Agreement and the transactions relating hereto, and (ii) such other documents relating to the transactions contemplated by this Agreement as Parent may reasonably request;

(p) FIRPTA Compliance. The Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) Notification Letter, in form and substance satisfactory to Parent, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the consummation of the Merger;

(q) Employees. Each of the individuals set forth on Schedule 6.04(b) shall be employees of the Company and seventy five percent (75%) of the individuals set forth on Schedule 7.02(q) shall be employees of the Company and shall have accepted offers of employment from Parent;

(r) Board and Officer Resignations. The Company shall have received written letters of resignation from each of the current members of the Board of Directors and officers of the Company, in each case effective at the Effective Time;

(s) Termination of the Company’s Agreements. Parent shall have been furnished evidence satisfactory to it that all rights granted by the Company to its stockholders and in effect prior to the Closing, including, but not limited to, rights of co-sale, voting, registration, first refusal, first offer, preemptive, board observation or information or operational covenants, shall have terminated prior to the Closing Date;

(t) Termination of 401(k) Plan. If requested by Parent pursuant to Section 6.04(d), the Company shall have terminated the 401(k) Plan effective at least one day prior to the Closing Date and all contributions payable to the 401(k) Plan shall have been made. The Company shall have provided Parent, if requested (i) executed resolutions of the Board of Directors of the Company authorizing the termination and (ii) an executed amendment to the 401(k) Plan sufficient to ensure compliance with all applicable requirements of the Code and regulations thereunder so that the tax qualified status of the 401(k) Plan will be maintained at the time of termination;

(u) Company Documents. A DVD (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted to the datasite maintained by Merrill Corporation on behalf of the Company as of the Closing;

(v) Fee Statement Letter. The Fee Statement Letters shall have been delivered to Parent by the Company (it being understood that, the Fee Statement Letters are to be delivered to Parent by the Company no later than two business days prior to the Closing Date);

(w) Termination of Management Rights Letter. The Company shall have terminated the Management Rights Letter with Digital Media & Communications III Limited Partnership dated March 10, 2005, and the Company shall provide Parent with evidence, reasonably satisfactory to Parent, as to the termination of such agreement; and

(x) Payoff Letters. Parent shall have received payoff letters for all of the Company’s outstanding Indebtedness listed on Schedule 7.02(x).

(y) True Source Obligation. The Company shall have paid the First Earn-Out Payment (as defined in the True Source Agreement).

(z) Company Options. All Company Options shall be terminated and of no further force and effect.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties made by Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and shall also be true and correct as of the Effective Time, in each case in all material respects, except (A) that each of the representations and warranties that are qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all respects, and (B) those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, in each case in all material respects, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect;

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect;

(c) Tax Opinion of Company’s Counsel. The Company shall have received the opinion of King & Spalding, counsel to the Company, based upon representations of Parent, Merger Sub and the Company and normal assumptions, to the effect that the Merger should be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by King & Spalding of representation letters from each of Parent, Merger Sub and the Company as contemplated in Section 6.06 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time. Notwithstanding the foregoing, if the Company’s counsel does not render such opinion, this condition shall nevertheless be deemed satisfied with respect to the Company if Gunderson Dettmer, counsel to Parent, renders such opinion to the Company;

(d) No Parent Material Adverse Effect. No event or events shall have occurred, since the date of this Agreement which, individually or in the aggregate, have, or could reasonably be expected to have, a Parent Material Adverse Effect;

(e) Opinion of Parent’s Counsel. The Company shall have received the opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Parent, or another counsel reasonably satisfactory to Parent, substantially in the form attached as Exhibit I;

(f) Listing of Additional Shares. The filing with the Nasdaq Global Market of a Notification Form for Listing of Additional Shares with respect to the Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger shall have been made;

(g) Escrow Agreement. Parent and the Stockholders’ Representative shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated; and

(h) No Other Litigation. No action, suit or proceeding shall be pending or threatened before any court, quasi-judicial or agency of any Governmental Entity wherein an unfavorable judgment, order, decree, ruling or charge would have the effect of preventing or restricting payment of or issuance of or imposing an Encumbrance upon any of the Parent Cash and Parent Shares to be paid or issued pursuant to Article II.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated, by written notification with respect to Sections 8.01(b) to 8.01(g) below, and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before December 31, 2007 unless the Commissioner of Corporations of the State of California (i) denies the California Permit or (ii) does not issue the California Permit, or if the parties mutually determine that they will not receive the California Permit by, the Determination Date in which case either Parent or the Company may terminate if the Effective Time shall not have occurred on or before March 31, 2008; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before December 31, 2007 or March 15, 2008 (as the case may be);

(c) by either Parent or the Company upon the issuance of any Order which is final and nonappealable which would (i) prevent the consummation of the Merger, (ii) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (iii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent

(d) by either Parent or the Company when Parent receives notice that the United States Federal Trade Commission has authorized its staff to file a complaint, or that the Assistant Attorney General or other appropriate official at the United States Department of Justice has authorized the staff of the Antitrust Division to seek a preliminary injunction, as the case may be, enjoining consummation of the Merger;

(e) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) and 7.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.01(e) unless such breach is not cured within fifteen (15) days after notice thereof is provided by Parent to the Company (but no cure period is required for a breach which, by its nature, cannot be cured); or

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) and 7.03(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub through the exercise of their respective reasonable efforts and for so long as Parent and Merger Sub continue to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 8.01(f) unless such breach is not cured within 30 days after notice thereof is provided by the Company to Parent (but no cure period is required for a breach which, by its nature, cannot be cured).

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that (i) Section 6.02(b), Section 6.08, Section 8.02 and Article X shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for the willful breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement.

SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Company contained in this Agreement, the Company Disclosure Schedule, and the documents and certificates delivered pursuant to Section 7.02(a), (o) and (v) hereof and the representations and warranties of the Company Stockholders in the Stockholder Consents, the Affiliate Agreements and the Letters of Transmittal (collectively, the “Acquisition Documents”) shall survive the Effective Time for a period ending on the day (the “Expiration Date”) that is the 18 month anniversary of the Effective Time; provided, however, the representations and warranties in the first sentence of Section 3.15(i) (280G Representation) shall survive for the statute of limitations under applicable law for any claim beyond the Effective Time, and (ii) the representations and warranties set forth in Sections 3.14 (Intellectual Property) and 3.15 (Taxes) (the “Fundamental Representations”) shall survive the Effective Time for a period of 30 months. The representations and warranties of Parent contained in this Agreement and the Escrow Agreement shall not survive beyond the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease. Neither the period of survival nor the liability of the Company Stockholders with respect to the Company’s and such Company Stockholders’ representations and warranties shall be affected by any investigation made at any time (whether before or after the Effective Time) by or on behalf of Parent or by any actual, implied or constructive knowledge or notice of any facts or circumstances that Parent may have as a result of any such investigation or otherwise. The parties hereto agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement. The waiver by Parent of any condition based on the accuracy of any such representation or warranty, or based on the performance of, or compliance with, any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or obligations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a Parent Indemnified Party to the Stockholders’ Representative, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

(b) The respective covenants, agreements and obligations of the Company, Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to Section 7.02, in the case of the Company, and Section 7.03, in the case of Parent and Merger Sub, shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time without limitation.

SECTION 9.02 Indemnification by the Company Stockholders.

(a) As an integral term of the Merger, after the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be, subject to the limitations contained in this Article IX, indemnified and held harmless by the Company Stockholders, jointly and severally, for any and all liabilities, losses, damages of any kind, decline in value, claims, costs, expenses, fines, fees, royalties, deficiencies, interest, awards, reduction in net operating losses, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims, excluding claims for exemplary, special, punitive or enhanced damages (other than in connection with Third Party Claims to the extent Parent Indemnified Party is obligated to a Third Party for such damages, whether as a result of settlement, judgment or otherwise) suffered, incurred, accrued (in accordance with U.S. GAAP) or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (collectively, “Losses”), without adjustment for any insurance recovery (excluding any insurance recovery under any directors and officers insurance purchased by the Company on or prior to the Closing Date, including the Tail D&O Insurance) or tax deduction relating thereto, arising out of or resulting from:

(i) any inaccuracy or breach of any representation or warranty (disregarding for purposes of this Section 9.02(a)(i) any “material,” “in all material respects,” “Company Material Adverse Effect” or similar qualification contained therein or with respect thereto both for purposes of determining whether a representation or warranty is true and correct and for purposes of calculating Losses);

(ii) the breach of any covenant or agreement made by the Company or any Company Stockholder in the Acquisition Documents;

(iii) in the event that any Company Stockholder properly exercises appraisal rights under applicable Law, the amount, if any, by which the fair market value (determined in accordance with applicable Law) of the Dissenting Shares exceeds the amount such Company Stockholder was otherwise entitled to receive pursuant to Section 2.01 of this Agreement (including the allocable amount of such Company Stockholder’s Escrow Cash);

(iv) any cost, loss or other expense (excluding any lost or disallowed Tax deduction) as a result of the application of Section 280G of the Code to any of the transactions contemplated by this Agreement plus any necessary gross up amount (the “280G Losses”);

(v) any Stockholder Expenses payable by the Surviving Corporation following the Closing to the extent not otherwise taken into account pursuant to Article II;

(vi) any claims for indemnification or expense reimbursement by or in respect of any current or former officer, director or agent of the Company with respect to any matter;

(vii) defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle an Indemnified Party to indemnification hereunder; and

(viii) any of the items set forth on 9.02(a).

(b) As used herein, “Losses” are not limited to matters asserted by third parties, but include Losses incurred or sustained by a Parent Indemnified Party for which such Parent Indemnified Party is entitled to indemnification pursuant to Section 9.02(a).

(c) Notwithstanding anything to the contrary contained in this Agreement, except with respect to (A) claims for equitable remedies and (B) claims based on fraud or willful misrepresentation or intentional misconduct:

(i) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 9.02(a) that may be recovered from the Company Stockholders shall not exceed $14,000,000;

(ii) no indemnification payment by the Company Stockholders with respect to any indemnifiable Losses otherwise payable under Section 9.02(a) and arising out of or resulting from the causes enumerated in Section 9.02(a)(i) (other than Losses resulting from claims with respect to the representations and warranties set forth in the first sentence of Section 3.01, Section 3.04(a), Section 3.04(c) and Section 6.13 and the Fundamental Representations) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $250,000, after which time the Company Stockholders shall be liable in full for all indemnifiable Losses (excluding the first $150,000) and subject to the limitations contained in this Article IX.

(d) By virtue of their adoption of this Agreement and their approval of the transactions contemplated hereby, the Company Stockholders acknowledge and agree that, if the Surviving Corporation suffers, incurs. accrues or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation for which a Parent Indemnified Party is entitled to indemnification pursuant to Section 9.02(a), then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses for which a Parent Indemnified Party is entitled to indemnification pursuant to Section 9.02(a) as a result of and in connection with such inaccuracy or breach.

(e) With the exception of rights to indemnification for the benefit of directors and officers referenced in Section 6.10, no stockholder of the Company shall have any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such stockholder may become subject under or in connection this Agreement.

SECTION 9.03 Maximum Liability; Exclusivity.

(a) Except as provided in Section 9.03(b), 9.03(c) and 9.03(d), the right of a Parent Indemnified Party to make claims upon the Escrow Fund in accordance with the Escrow Agreement shall be the sole and exclusive remedy of Parent and each Parent Indemnified Party after the Effective Time with respect to any indemnification claim against any Company Stockholder pursuant to this Article IX. Except for claims for indemnification pursuant to Sections 9.03(b), 9.03(c) and 9.03(d), no claims for indemnification shall be made by a Parent Indemnified Party pursuant to this Article IX after the Expiration Date.

(b) Notwithstanding any other provision contained herein but subject to Section 9.02(c)(i), a Parent Indemnified Party may bring a claim for indemnification against the Company Stockholders under Sections 9.02(a)(i) or 9.02(a)(vii), in each case to the extent arising from an inaccuracy or breach of a Fundamental Representation, at any time during the period commencing on the Expiration Date and ending 30 months after the Effective Time, provided, however, that the maximum aggregate amount of Indemnifiable Losses from all the Company Stockholders pursuant to this Section 9.03(b) shall not exceed $7,000,000.

(c) Notwithstanding any other provision contained herein but subject to Section 9.02(c)(i), a Parent Indemnified Party may bring an Indemnification Claim under Sections 9.02(a)(i), 9.02(a)(iv) or 9.02(a)(vii) at any time prior to the expiration of the statute of limitations with respect to any inaccuracy in or breach of the representations and warranties contained in the first sentence of Section 3.15(i); provided, however, in no event shall any indemnification claim be made pursuant to the first sentence of Section 3.15(i) with respect to any lost or disallowable Tax deduction.

(d) The limitations set forth in Section 9.02(c) and 9.03(a) shall not apply to any claims based on fraud or willful misrepresentations or intentional misconduct.

(e) Notwithstanding any other provision contained herein, the maximum aggregate amount of indemnifiable Losses that may be recovered from any Company Stockholder shall not exceed the Aggregate Merger Consideration actually received by such Company Stockholder or deposited in the Escrow Fund on behalf of such Company Stockholder, except to the extent such Losses result from the fraud or willful misrepresentation or misconduct of such Company Stockholder.

(f) If a Parent Indemnified Party seeks indemnification against the Company Stockholders to the extent permitted by this Section 9.03(b) or (c), it shall use commercially reasonable efforts to bring such claim against each Company Stockholder on a pro rata basis in accordance with such Company Stockholders’ pro rata interest in the Escrow Fund as determined pursuant to Section 2.02(b). For purposes of this Section 9.03(f), “commercially reasonable efforts” shall mean only sending notice to each Company Stockholder of such Company Stockholder’s indemnification obligation for such claim and, if such Company Stockholder shall not have paid such Company Stockholder’s pro rata portion of such claim within 45 days after such notice, sending a second notice thereof. For purposes of clarity, a Parent Indemnified Party shall not be required (i) commence litigation against any Company Stockholder or (ii) pursue any claim for more than 120 days (or, if earlier, after the time when litigation has become the only commercially reasonable alternative). Prior to the completion of such commercially reasonable efforts with respect to an Indemnification Claim, no Company Stockholder shall be required to pay a Parent Indemnified Party, with respect to such Indemnification Claim, an amount greater than such Company Stockholder’s pro rata portion of such Indemnification Claim. If a Company Stockholder pays more than its pro rata share of any claim for indemnification pursuant to Section 9.03(b) or (c), each other Company Stockholder shall be required to contribute to such Company Stockholder so that the aggregate amount paid by all Company Stockholders, taking into account the amount of such contribution, is in accordance with the respective pro rata interests of the Company Stockholders as determined pursuant to Section 2.02(b). Any Company Stockholder shall be entitled to enforce its right of contribution pursuant to this Section 9.03(f) against each other Company Stockholder. Each Company Stockholder hereby agrees to indemnify and hold harmless each other Company Stockholder for any loss, claim, liability, damage, cost or expense (including costs and reasonable attorneys’ fees and disbursements) suffered, incurred or paid by any such other Company Stockholder as a result of the failure of the indemnifying Company Stockholder to promptly pay such indemnifying Company Stockholder’s pro rata share of any Indemnification Claim, including reasonable costs and expenses incurred in attempting to collect, enforce or defend against any of the foregoing.

(g) After the Effective Time, the rights of Parent and the Parent Indemnified Parties referred to in this Article IX shall be the sole and exclusive remedies of Parent and the Parent Indemnified Parties with respect to claims described herein or otherwise relating to the transactions that are the subject of this Agreement.

SECTION 9.04 Indemnification Procedures.

(a) For purposes of this Section 9.04, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party”.

(b) The obligations and liabilities of Indemnifying Parties under this Article IX with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall promptly give the Indemnifying Party notice of such Third Party Claim;

provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

(c) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if (i) any such claim (A) seeks monetary damages greater than $1,000,000, (B) relates to the ownership of or rights to any Parent Intellectual Property or (C) seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of the adequacy of the Escrow Fund to provide indemnification in accordance with the provisions of this Agreement and the Escrow Agreement with respect to such proceeding, (iii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and the Indemnifying Party (provided that the Indemnified Party shall notify Stockholders’ Representative of any such conflict and provide Indemnifying Party a reasonable opportunity to retain different counsel to represent the Indemnifying Party), (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the good faith judgment of the Indemnified Party) a precedential custom or practice adverse to the business interests of the Indemnified Party or would increase the Tax liability of the Indemnified Party; provided further, that if by reason of the Third Party Claim a Lien, attachment, garnishment, execution or other encumbrance is placed upon any of the material property or assets of such Indemnified Party, the Indemnifying Party, if it desires to exercise its right to assume such defense of the Third Party Claim, must agree to use a portion of the Escrow Fund to furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment, execution or other encumbrance. If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnified Parties harmless from and against all Losses caused by or arising out of any settlement thereof subject in all cases to the limits on indemnification contained n this Article IX. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person by the

Indemnified Party (or any affiliate thereof); or (iii) which exceeds the then current value of the sum of the Escrow Cash remaining in the Escrow Fund; provided, however, the Indemnifying Party may settle or consent to the entry of any judgment with respect to any Third Party Claim without the need to obtain the consent of the Indemnifying Party with respect to any Third Party Claim which settlement or judgment meets the conditions in clause (i) through (ii) in this sentence. “Parent Intellectual Property” means all Intellectual Property that was or is used in any business of the Parent or any of its subsidiaries, or that is necessary to conduct any such business as previously or presently conducted (except for such items as have yet to be conceived, reduced to practice or developed).

(d) In the event that the Indemnifying Party (i) fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to Section 9.04(c) or (ii) is not entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to Section 9.04(c), the Indemnified Party shall, at the expense of the Indemnifying Party, defend or prosecute such claim. In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. The Indemnified Party may settle, adjust or compromise such claim after giving written notice thereof to the Indemnifying Party, on such terms as such Indemnified Party may deem appropriate. Notwithstanding the foregoing, if the Indemnified Party settles, adjusts or compromises any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Losses incurred by the Indemnified Party in connection with such Third Party Claim (it being understood that in such case, if an Indemnified Party seeks indemnification from an Indemnifying Party with respect to such Third Party Claim, any party resolving a dispute relating to the amount of Losses due to the Indemnified Party pursuant to this Article IX in connection with such Third Party Claim shall consider all evidence presented by the Indemnified Party and the Indemnifying Party, to determine whether such Indemnified Party is entitled to indemnification and the amount of the indemnifiable Loss, including, without limitation, evidence relating to the quality, competency, cost and efficiency of the counsel selected to handle the defense of such Legal Proceeding, the quality and intensity with which such defense was conducted; and (ii) if the Indemnified Party requests that the Indemnifying Party consent to a settlement, adjustment or compromise, the Indemnifying Party shall not unreasonably withhold or delay such consent).

(e) The party assuming the defense of any Third Party Claim (i.e., the Indemnified Party or the Indemnifying Party) shall consult with the other party (i.e., the Indemnifying Party or the Indemnified Party) in a reasonable manner at reasonable times regarding the status of any Third Party Claim, including regarding litigation strategy, bona fide settlement offers or mediations and material results of discovery and investigation, and shall furnish all documents reasonably requested by such other party to assess the rights and obligations of the parties to any Third Party Claims.

(f) The procedures relating to indemnification claims are further governed, where applicable, by the terms of the Escrow Agreement.

(g) The Stockholders’ Representative shall act on behalf of any Indemnifying Party pursuant to this Section 9.04 and the Parent shall act on behalf of any Parent Indemnified Party pursuant to this Section 9.04.

SECTION 9.05 Stockholders’ Representative.

(a) Insight Venture Partners, LLC (such person and any successor or successors being the “Stockholders’ Representative”) shall act as the representative of the Company Stockholders, and shall be exclusively authorized to act on behalf of the Company Stockholders and to take any and all actions required or permitted to be taken by the Stockholders’ Representative under this Agreement with respect to any claims (including the settlement thereof) made by a Parent Indemnified Party for indemnification pursuant to this Article IX and with respect to any actions to be taken by the Stockholders’ Representative pursuant to the terms of the Escrow Agreement (including, without limitation, the exercise of the power to (i) authorize the delivery of Escrow Cash to a Parent Indemnified Party in satisfaction of claims by a Parent Indemnified Party, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification and (iii) take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing). In all matters relating to this Article IX, the Stockholders’ Representative shall be the only party entitled to assert the rights of the Company Stockholders, and the Stockholders’ Representative shall perform all of the obligations of the Company Stockholders hereunder. The Parent Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Stockholders’ Representative.

(b) The Company Stockholders shall be bound by all actions taken by the Stockholders’ Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below and no Company Stockholder shall have the right to object to any action taken hereunder. The Stockholders’ Representative may but is not required to communicate with the Company Stockholders with respect to any action taken or not taken hereunder. The Stockholders’ Representative shall at all times act in his or her capacity as Stockholders’ Representative in a manner that the Stockholders’ Representative believes to be in the best interest of the Company Stockholders. Neither the Stockholders’ Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or the Escrow Agreement. The Stockholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by it. The Stockholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Stockholders’ Representative shall not exercise any discretion or take any action.

(c) Each Company Stockholder shall indemnify and hold harmless and reimburse the Stockholders’ Representative from and against such Company Stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholders’ Representative under this Agreement or the Escrow Agreement.

(d) Notwithstanding anything to the contrary herein or in the Escrow Agreement, the Stockholders’ Representative is not authorized to, and shall not, accept on behalf of any Company Stockholder any merger consideration to which such Company Stockholder is entitled under this Agreement and the Stockholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Company Stockholder unless the Stockholders’ Representative is expressly authorized to do so in a writing signed by such Company Stockholder.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

(a) if to Parent or Merger Sub:

Ariba, Inc.

807 11th Avenue

Sunnyvale, CA 94089

Facsimile No.: 650-390-1377

Attention: General Counsel

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Facsimile No.: (650) 321-2800

Attention: Brooks Stough

(b) if to the Company:

Procuri, Inc.

15 Piedmont Center, NE, Suite 1100

Atlanta, GA 30305-1573

Attn: Secretary

Telephone: 404-846-5400

Facsimile No.: 404-846-5420

with a copy to:

King & Spalding

1180 Peachtree Street, NE

Atlanta, GA 30309

Facsimile No.: (404) 572-5100

Attention: Roth Kehoe

(c) if to the Stockholders’ Representative:

Insight Venture Partners

680 Fifth Avenue

8th Floor

New York, NY 10019 Phone: 212-230-9200

Fax: 212-230-9272

Attn: Deven Parekh

SECTION 10.02 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings:

(i) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

(ii) “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

(iii) “business day” means any day on which banks are not required or authorized to close in San Francisco, California or Atlanta, Georgia.

(iv) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(v) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(vi) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(b) The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

Term	Section
401(k) Plan	6.04(e)
Acquisition Documents	9.01(a)
Advisor	3.22
affiliate	10.02(a)
Agreement	Preamble
Aggregate Merger Consideration	2.01(b)
Aggregate Option Shares Outstanding	2.01(b)
Antitrust Laws	6.05(b)
Assets	3.17
Average Closing Price	2.01(b)
Audited Financial Statements	3.08(a)
Average Closing Price	2.01(b)
Auditor	2.05(b)
beneficial owner	10.02(a)
business day	10.02(a)
California Permit	6.01(a)
Carve-Out Plan Obligations	2.01(b)
Cash and Cash Equivalents	2.05(d)
CERCLA	3.13(c)
Certificate of Merger	1.02
Closing	1.02
Closing Date	1.02
COBRA	3.11(d)
Code	Recitals
Common Parent Stock	2.01(a)
Company	Preamble

Company Common Stock	Recitals
Company Confidential Information	3.14(f)
Company Disclosure Schedule	Article III
Company Insiders	6.11
Company Intellectual Property	3.14(a)
Company Material Adverse Effect	3.01
Company Option	2.01(b)
Company Permits	3.07(a)
Company Preferred Stock	Recitals
Company Series A Preferred Stock	Recitals
Company Series B Preferred Stock	Recitals
Company Services	3.14(m)
Company Share Certificates	2.02(a)
Company Sites	3.14(m)
Company Stock	Recitals
Company Stockholders	2.02(a)
Competing Transaction	6.03(b)
control	10.02(a)
Current Assets	2.05(d)
Current Liabilities	2.05(d)
Determination Date	6.01(a)
DGCL	Recitals
Dissenting Share Cash Payment	2.01(b)
Dissenting Shares	2.06(a)
Effective Time	1.02
Employee Obligation	3.14(i)
Employment Agreement	6.04(b)
Employment Agreements	6.04(b)
Environmental Laws	3.13(c)
Environmental Permits	3.13(c)
ERISA	3.11(a)
ERISA Affiliate	3.11(e)
Escrow Account	2.02(b)
Escrow Agent	2.02(b)
Escrow Agreement	2.02(b)
Escrow Cash	2.01(b)
Escrow Fund	2.02(b)
Estimated Closing Date Balance Sheet	2.05(a)
Estimated Closing Working Capital	2.05(a)
Estimated Closing Working Capital Adjustment	2.05(a)
Exchange Act	4.04(b)
Exchange Agent	2.02(a)
Expense Reserve	2.01(b)
Fairness Hearing Law	6.01(a)
Fee Statement	6.08
FIRPTA	7.02(p)

Final Conversion Schedule	6.04
Final Working Capital Amount	2.05(b)
Final Working Capital Adjustment	2.05(d)
Fully Diluted Common Shares Amount	2.01(b)
Fundamental Representations	9.01(a)
Governmental Entity	3.06(b)
Gunderson Dettmer	1.02
Hazardous Materials	3.13(c)
HSR Act	3.06(b)
Indebtedness	2.01(b)
Indemnified Party	9.04(a)
Indemnifying Party	9.04(a)
Information Statement	6.01(a)
Infringement	3.14(a)
Intellectual Property	3.14(a)
IP Rights	3.14(a)
Interim Financial Statements	3.08(a)
Inventions	3.14(a)
Law	3.06(a)
Legal Proceeding	3.10
Letter of Transmittal	2.02(a)
Liabilities	3.08(b)
Liens	3.17
Losses	9.02(a)
Marks	3.14(a)
Material Contracts	3.12(a)
Merger	1.01
Merger Sub	Preamble
Multi-employer Plan	3.11(c)
Multiple Employer Plan	3.11(c)
Net Working Capital Adjustment	2.05(d)
No Hire Agreement	6.04
Non-Disclosure Agreement	6.02(b)
Non-Solicitation and Non-Competition Agreement	6.04(c)
Open Source Materials	3.14(l)
Option Shares Outstanding	2.01(b)
Order	7.01(b)
Parent	Preamble
Parent Cash	2.01(b)
Parent Cash Percentage	2.01(b)
Parent Common Stock	Recitals
Parent Schedules	Article IV
Parent Indemnified Parties	9.02(a)
Parent Intellectual Property	9.04(c)
Parent Material Adverse Effect	4.01(a)
Parent Preferred Stock	4.03

Parent SEC Reports	4.05(a)
Parent Shares	2.01(b)
Parent Shares Value	2.01(b)
Parent Stock Percentage	2.01(b)
Per Share Merger Consideration	2.01(b)
person	10.02(a)
Personally Identifiable Information	3.14(m)
Plans	3.11(a)
Post-Closing Balance Sheet	2.05(b)
Preliminary Conversion Schedule	6.04(d)
Principal Stockholders	Recital
Reference Balance Sheet	3.08(a)
Registration Statement	6.01(a)
Release Schedule	3.12(a)(vi)
Representatives	6.02(a)
Reverse Merger	Recital
SEC	4.05(a)
Second Step Merger	Recital
Section 16 Information	6.11
Securities Act	2.02(h)
Seller Dispute Notice	2.05(b)
Series A Cash	2.01(b)
Series A Dividend Amount	2.01(b)
Series A Liquidation Preference	2.01(b)
Series A Parent Stock	2.01(b)
Series B Liquidation Preference	2.01(b)
Series B Parent Stock	2.01(b)
Software	3.14(j)
Source Materials	3.14(c)
Stock Plan	3.04(b)
Stockholder Expenses	6.08
Stockholders’ Representative	9.05(a)
subsidiaries	10.02(a)
subsidiary	10.02(a)
Surviving Corporation	1.01
Tail D&O Insurance	6.10(b)
Tail D&O Insurance Cost	2.01(b)
Tax	3.15(m)
Taxable	3.15(m)
Tax Authority	3.15(m)
Taxes	3.15(m)
Tax Return	3.15(a)
Terminating Company Breach	8.01(e)
Terminating Parent Breach	8.01(f)
Third Party Claims	9.04(b)
Transaction Agreement	6.04(b)

True Source Agreement	2.01(b)
True Source Obligation Adjustment	3.29(b)
True Source Stock	2.01(b)
U.S. GAAP	3.08(a)
Used	3.14(a)
Working Capital	2.05(d)

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary and except as provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, the past and present officers and directors of the Company shall be deemed third party beneficiaries of Section 6.10(a) hereof, which section shall be enforceable by them, and the Company Stockholders shall be deemed third party beneficiaries of Section 6.14, which section shall be enforceable by them. It is expressly agreed that Section 6.04 shall not confer upon any employee of the Company any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including in respect of the benefits matters addressed in Section 6.04 or elsewhere in this Agreement.

SECTION 10.05 Incorporation of Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 10.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

SECTION 10.07 Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. In any action between the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or, in the event that the Court of Chancery in the State of Delaware may not exercise jurisdiction, the federal courts of the United States of America located in Delaware) and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.

SECTION 10.08 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 10.09 Construction and Interpretation.

(a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.

(e) Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Entity include any successor to that Governmental Entity.

SECTION 10.10 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

SECTION 10.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.13 Entire Agreement. This Agreement (including the Exhibits, the Schedules, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

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IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company and the Stockholders’ Representative has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

ARIBA, INC.

By:	/s/ Robert M. Calderoni
	Name:	Robert M. Calderoni
	Title:	Chief Executive Officer

AXE ACQUISITION CORPORATION

By:	/s/ James W. Frankola
	Name:	James W. Frankola
	Title:	President

PROCURI, INC.

By:	/s/ Mark F. Morel
	Name:	Mark F. Morel
	Title:	Chief Executive Officer and President

STOCKHOLDERS’ REPRESENTATIVE

INSIGHT VENTURE PARTNERS, LLC

By:

By:	/s/ Deven Parekh
	Name:	Deven Parekh
	Title:	Managing Director

EXHIBIT A

WRITTEN CONSENT AND AGREEMENT

THIS WRITTEN CONSENT AND AGREEMENT is entered into by the undersigned holders of Company Series A Preferred Stock, Company Series B Preferred Stock and/or Company Common Stock (collectively, the “Stockholders”) of Procuri, Inc., a Delaware corporation (the “Company”) and is being delivered pursuant to the Agreement and Plan of Merger and Reorganization dated as of September 20, 2007 (the “Merger Agreement”) by and among the Company, Ariba, Inc., a Delaware corporation (“Parent”), Axe Acquisition Corporation, a Delaware corporation (“Merger Sub”), and Insight Venture Partners, LLC, as the Stockholders’ Representative.

RECITALS:

A. The Company’s Board of Directors has unanimously adopted and approved, and recommended the approval, adoption and ratification by each of the Stockholders, of the following: (i) the Merger Agreement, pursuant to which Merger Sub shall merge with and into the Company, and the Company shall be the surviving company and continue as a wholly owned subsidiary of Parent (the “Merger”); (ii) the Merger and (iii) the other resolutions set forth in this Written Consent and Agreement.

B. In addition, the Company’s Board of Directors has approved the submission to the Stockholders of, and has recommended that the Stockholders agree to the appointment of Insight Venture Partners, LLC as the Stockholders’ Representative under the Merger Agreement.

C. In accordance with the Delaware General Corporation Law and the Company’s Second Amended and Restated Certificate of Incorporation, as amended, the affirmative vote of a majority of the issued and outstanding shares of Preferred Stock and Common Stock, voting together as a single class and on an as-converted-to-Common Stock basis are required to approve the actions set forth in Section 1 hereof, and such votes are held by the undersigned Stockholder.

D. Each Stockholder desires to become a party to the Merger Agreement and be bound by the terms thereof, including, without limitation, the indemnification provisions of the Merger Agreement and the provisions regarding the appointment of the Stockholder Representative to act on behalf of such Stockholder pursuant to the authority granted in the Merger Agreement.

E. All capitalized terms not otherwise defined in this Written Consent and Agreement shall have the meanings assigned thereto in the Merger Agreement.

NOW, THEREFORE, in consideration of the promises and covenants and agreements set forth below and in the Merger Agreement, the undersigned hereby agrees as follow:

1.    WRITTEN CONSENT TO MERGER AND MERGER AGREEMENT

In accordance with Section 228 of the Delaware General Corporation Law, each undersigned Stockholder does hereby, pursuant to this Written Consent and Agreement, vote all shares of the Company’s outstanding voting stock held of record by such Stockholder (whether now owned or hereafter acquired), including, without limitation, such shares of the Company’s outstanding voting stock issued pursuant to the exercise and/or conversion of securities that are exercisable for and/or convertible into shares of Common Stock of the Company (collectively, “Subject Stock”), for the adoption and approval of the following resolutions, without a formal meeting and without prior notice:

RESOLVED, that the Merger Agreement in the form attached hereto as Exhibit A (as the same may be amended, supplemented or modified from time to time in accordance with its terms) be and is hereby approved and adopted;

RESOLVED FURTHER, that the Company be and hereby is authorized to consummate the Merger as contemplated by the Merger Agreement;

RESOLVED FURTHER, that the Merger, the Merger Agreement, including all exhibits and schedules thereto, including without limitation the Escrow Agreement attached to the Merger Agreement as Exhibit C (the “Escrow Agreement”), any agreement or other certificates or documents contemplated by the Merger Agreement, and the transactions contemplated thereby are adopted, approved and ratified.

2.    ACKNOWLEDGEMENT OF INDEMNIFICATION OBLIGATIONS

Each Stockholder understands, agrees to and acknowledges the following:

(i) on the Effective Time, Parent shall deposit the Escrow Cash with the Escrow Agent designated in the Merger Agreement, pursuant to and subject to the terms and conditions of the Merger Agreement and Escrow Agreement;

(ii) from and after the Effective Time, such Stockholder agrees to be bound by the terms and conditions of Section 2.02(b) of the Merger Agreement and the Escrow Agreement;

(iii) from and after the Effective Time, for the periods set forth in the Merger Agreement and subject to the limitations set forth in the Merger Agreement, such Stockholder is obligated, pursuant to Article IX of the Merger Agreement, to indemnify and hold harmless Parent and the other Parent Indemnified Parties in respect of the matters, in the manner and subject to the limitations described therein and to indemnify the Stockholders’ Representative pursuant to Section 9.05 of the Merger Agreement;

(iv) from and after the execution and delivery to the Company of this Written Consent and Agreement by such Stockholder, such Stockholder shall be deemed to have joined the Merger Agreement as a party thereto solely for the purpose of this Section 2 of this Written Consent and Agreement; and

(v) such Stockholder, in connection with the matters set forth in this Section 2 of this Written Consent and Agreement, shall be subject to Section 8.04 (Waiver), Section 10.03 (Severability), Section 10.07 (Governing Law) (including the jurisdiction and service of process obligations contained therein) and Section 10.06 (Specific Performance) of the Merger Agreement to the same extent as if such Stockholder were a party thereto.

3.    TRANSFER RESTRICTION

The Stockholder agrees that, from the date hereof and until the earlier of (i) Effective Time or (ii) the termination of the Merger Agreement, neither the Stockholder nor any Affiliate thereof shall not cause or permit any Transfer (as defined below) of any share of Parent Common Stock or enter into any agreement, option or arrangement with respect to a Transfer. For purposes of this Agreement, a Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, contracts to sell, pledges, encumbers, grants an option, right or warrant with respect to, transfers, assigns, distributes or otherwise disposes of such security, or any interest in such security, including any short sale of such security or any transaction with similar economic effect; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

4.    APPOINTMENT OF STOCKHOLDER REPRESENTATIVE

Each Stockholder agrees that, following the Closing, Insight Venture Partners, LLC is, irrevocably appointed as the “Stockholders’ Representative” to act on behalf of such Stockholder in accordance with and pursuant to the Merger Agreement, including (all as more completely provided in the Merger Agreement) to give and receive notices and communications and settle disputes regarding either the Escrow Fund or the amounts of consideration to be paid to the Stockholders pursuant to the Escrow Agreement, to authorize delivery to Parent of cash from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing; and that Parent shall be entitled to deal exclusively with the person serving as the Stockholders’ Representative on all matters relating to the Merger Agreement and the Escrow Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholders’ Representative, and on any other action taken on behalf of any Stockholder by the Stockholders’ Representative, as fully binding upon such Stockholder.

5.    ADDITIONAL AGREEMENTS AND ACKNOWLEDGEMENTS

a. Each Stockholder confirms that such Stockholder has received the Merger Agreement and the Escrow Agreement and had the opportunity to ask representatives of the Company questions with regard to agreements and consents in this Written Consent and Agreement, and that all such questions have been answered fully and to the satisfaction of such Stockholder. Each Stockholder also confirms that such Stockholder has had a reasonable time and opportunity to consult with such Stockholder’s financial, legal, tax and other advisors, if desired, before signing this Written Consent and Agreement.

b. Each Stockholder represents and warrants that such Stockholder has all necessary power and authority to execute and deliver this Written Consent and Agreement, to carry out such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.

c. This Written Consent and Agreement shall be construed exclusively in accordance with, and governed in all respects exclusively by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

d. This Written Consent and Agreement shall be binding upon and inure to the benefit of each of the parties hereto and its successors and assigns (if any); provided, however, that no Stockholder may assign this Written Consent and Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any person without Parent’s prior written consent.

e. Parent, the Company, the Surviving Corporation and each of the other Indemnified Parties are intended third party beneficiaries of this Written Consent and Agreement.

f. Each Stockholder acknowledges that (i) this Written Consent and Agreement is intended to be a material inducement for Parent and Merger Sub to enter into the Merger Agreement and effect the transactions contemplated thereby, and (ii) Parent and Merger Sub will be relying on such Stockholder’s execution and delivery to the Company of this Written Consent and Agreement, and such Stockholder’s agreement to be bound by the terms hereof, in determining whether to proceed to consummate the Merger.

g. If any provision of this Written Consent and Agreement is held to be unenforceable for any reason, such provision and all other related provisions shall be modified rather than voided if possible, in order to achieve the intent of the parties to the Merger Agreement to the extent possible. In any event, all other unrelated provisions of this Written Consent and Agreement shall be deemed valid and enforceable to the full extent permissible.

h. This Written Consent and Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall constitute an original and all of which together shall constitute one and the same instrument.

6.    AGREEMENT TO VOTE

Each Stockholder agrees to vote, at any meeting of the Company’s stockholders held to adopt the Merger Agreement and to approve the Merger and the other transactions contemplated therein, all shares of Subject Stock owned or then owned, of record or beneficially, in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated therein, and against any action or agreement that is in opposition to, or competitive or inconsistent with the Merger.

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IN WITNESS WHEREOF, each of the undersigned Stockholders has executed this Written Consent and Agreement, or has caused this Written Consent and Agreement to be executed by a duly authorized officer, as of the day and year indicated below.

Dated:	, 2007
(Name(s) in which Shares or Options are Held)

(Signature)

(Name of Signatory Typed or Printed)

(Title of Signatory if Applicable)

PLEASE FAX THIS WRITTEN CONSENT AND AGREEMENT USING THE ENCLOSED RETURN FACSIMILE COVER PAGE TO: [                                    ] OF [                                    ]AT [                                    ]; AND RETURN THE ORIGINAL TO:[                                    ], ATTENTION: [                                    ].

Exhibit A

Agreement and Plan of Merger

EXHIBIT D

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of [                    ], 2007 (this “Agreement”), by and among Ariba, Inc., a Delaware corporation (“Parent”), Insight Venture Partners, LLC, solely in its capacity as stockholders’ representative (the “Stockholders’ Representative”), and                                     , a                                     , as escrow agent (the “Escrow Agent”).

W I T N E S S E T H :

WHEREAS, Parent, Axe Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Procuri, Inc., a Delaware corporation (the “Company”), and the Stockholders’ Representative have entered into an Agreement and Plan of Merger and Reorganization, dated as of September 20, 2007 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the stockholders of the Company (each, a “Stockholder”, and collectively, the “Stockholders”) have appointed the Stockholders’ Representative to act on behalf of each Stockholder for purposes of this Agreement;

WHEREAS, it is contemplated under the Merger Agreement that Parent will deposit or cause to be deposited into escrow the Parent Cash (as defined in the Merger Agreement);

WHEREAS, a copy of the Merger Agreement has been delivered to the Escrow Agent, and the Escrow Agent is willing to act as the Escrow Agent hereunder;

WHEREAS, the Escrow Agent will hold the Escrow Cash in Account No. [            ] at [                                     [city, state]], ABA No. [            ] (the “Escrow Account”); and

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Appointment and Agreement of the Escrow Agent. Parent and the Stockholders’ Representative hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, the escrow agent upon the terms and conditions set forth in this Agreement.

(a) Pursuant to Section 2.02(b) of the Merger Agreement, no later than one (1) business day after the Effective Time (as defined in the Merger Agreement) Parent shall deliver to the Escrow Agent (i) $14,000,000 in cash, which Parent and Stockholder’s Representative acknowledge is the Escrow Cash and (ii) $[200,000] (the “Expense Reserve”), which Parent and Stockholder’s Representative acknowledge is part of the Parent Cash (other than Escrow Cash) payable to holders of Company Stock and Company options pursuant to the Merger Agreement. The Escrow Agent shall hold the Escrow Cash and/or any cash and all interest and other amounts earned thereon (the “Escrow Fund”) in escrow and will not transfer any interest in the Escrow Fund except pursuant to the terms of this Agreement. Notwithstanding any provision herein to the contrary, the Expense Reserve shall not be part of the Escrow Fund.

(b) Each of Parent and the Stockholders’ Representative confirms to the Escrow Agent and to each other that the Escrow Fund is free and clear of any lien, charge, claim, option, pledge, security interest or other encumbrance, except as may be created by this Agreement and the Merger Agreement.

2. Purpose of the Escrow Fund. The Escrow Shares will be deposited with the Escrow Agent and held by the Escrow Agent to secure the indemnification obligations provided for in Article IX of the Merger Agreement.

3. Stockholder Percentage Interest in Escrow. Attached hereto as Schedule A is a schedule listing each Stockholder and such Stockholder’s initial interest in the Escrow Fund (expressed as a percentage (calculated to four decimal places), based on the number of shares of Parent Common Stock delivered to the Escrow Agent at the Closing on behalf of such Stockholder).

4. Payments from the Escrow Fund.

(a) Any time prior to 5:00 p.m. Pacific time on                     , 2009 (the “Expiration Date”), a Parent Indemnified Party may deliver to the Escrow Agent and the Stockholders’ Representative a certificate executed by a Parent Indemnified Party or an authorized officer of a Parent Indemnified Party (an “Indemnification Certificate”), which Indemnification Certificate shall:

(i) state that such Parent Indemnified Party has suffered, incurred, accrued (in accordance with U.S. GAAP) or paid a Loss or reasonably anticipates that it may or will incur Losses for which it is entitled to indemnification, compensation or reimbursement under Article IX of the Merger Agreement (an “Indemnification Claim”);

(ii) state the aggregate amount of such Indemnification Claim based on the facts and circumstances then known (the “Indemnification Amount”); and

(iii) specify in reasonable detail the nature and amount of each individual Indemnification Claim based on the facts and circumstances then known.

(b) If the Stockholders’ Representative shall object to any amount claimed in connection with any Indemnification Claim specified in any Indemnification Certificate (the “Contested Amount”), the Stockholders’ Representative shall, within thirty (30) business days after receipt of such Indemnification Certificate (the “Response Period”), deliver to Parent and the Escrow Agent a certificate, executed by the Stockholders’ Representative (a “Stockholders’ Certificate”), which shall specify in reasonable detail (i) each such amount to which the Stockholders’ Representative objects and (ii) the nature and basis for each such objection.

(c) (i) If the Shareholders’ Representative shall not have delivered pursuant to Section 4(b) a Stockholders’ Certificate prior to the expiration of the applicable Response Period, the Stockholders and the Stockholders’ Representative shall be deemed to have agreed to the Indemnification Certificate and to have acknowledged the correctness of the Indemnification Amount claimed with respect to such Indemnification Claim, or

(ii) if the Stockholders’ Representative shall have delivered pursuant to Section 4(b) a Stockholders’ Certificate prior to the expiration of the Response Period with respect to an Indemnification Claim as to which any portion of the Indemnification Amount claimed is not objected to, the Stockholders and the Stockholders’ Representative shall be deemed to have agreed to the non-objected portion of the Indemnification Certificate and to have acknowledged the correctness of that portion of the Indemnification Amount claimed as to which no objection is raised in the Stockholders’ Certificate,

(iii) and in either case, the Escrow Agent shall as promptly as practicable pay to the Parent Indemnified Party from the Escrow Fund an amount in cash equal to the less of (1) the Indemnified Amount less the Contested Amount or (2) the remaining balance of the Escrow Fund which payment shall be made from the Escrow Cash.

(d) If the Escrow Agent shall have received within the applicable Response Period a Stockholders’ Certificate contesting the amount claimed with respect to any Indemnification Claim specified in the Indemnification Certificate (a “Contested Claim”), the Contested Amount shall be held by the Escrow Agent and shall not be released from the Escrow Fund, except in accordance with any of the following:

(i) written instructions executed by each of an authorized officer of the Parent Indemnified Party and the Stockholders’ Representative, or

(ii) if the Contested Claim concerns amounts that are subject to Third Party Claims (as defined in the Merger Agreement), the presentation of a final, non-appealable decision, award or settlement of such litigation or arbitration, provided that it is reasonably apparent based on the results, holding or findings of such decision, award or settlement that Parent Indemnified Party is entitled to indemnification of such Contested Amount pursuant to Article IX of the Merger Agreement.

(iii) if the Contested Claim concerns amounts that are not subject to Third Party Claims, the presentation of a final, non-applicable decision, award or settlement of any litigation or settlement, provided that it is reasonably apparent that the Parent Indemnified Party is entitled to indemnification of such Contested Amount base on the results, holdings, or findings of such decision, award or settlement.

(e) After (i) the receipt of written instructions pursuant to Section 4(d)(i) of this Agreement, (ii) the final, non-appealable decision, award or settlement of a Third Party Claim pursuant to Section 4(d)(ii) of this Agreement, or (iii) the final non-appealable decision, award or settlement pursuant to Section 4(d)(iii) of this Agreement, the Escrow Agent shall as promptly as practicable pay to the Parent Indemnified Party from the Escrow Fund an amount in cash equal to the lesser of (1) the Indemnification Amount set forth in such written instructions or set forth in such final, non-appealable decision, award or settlement or (2) the then remaining balance of the Escrow Fund which payment shall be made from the Escrow Cash.

(f) Notwithstanding the limitations set forth in Section 4(a) of this Agreement, following the Expiration Date, the Parent Indemnified Parties shall be entitled to assert claims against the Escrow Fund under this Section 6 with respect to all Losses that were included in determining the Reserved Amount (as defined below). For purposes of this Agreement, the “Reserved Amount” shall be equal to the aggregate dollar value of all amounts claimed and unpaid in all Indemnification Certificates delivered to the Escrow Agent prior to the Expiration Date which claims or amounts shall not have been resolved on or prior to the Expiration Date.

(g) (i) If, on the Expiration Date, the Reserved Amount is less than the remaining balance of the Escrow Fund, then on the Expiration Date the Escrow Agent shall (A) retain in the Escrow Fund an amount equal to the Reserved Amount and (B) pay in cash to the Stockholders’ Representative on behalf of the Stockholders the balance of the Escrow Fund as of the Expiration Date.

(ii) If, on the Expiration Date, the Reserved Amount is greater than the remaining balance of the Escrow Fund, then the Escrow Agent shall retain the full amount of the Escrow Fund until all amounts claimed and unpaid with respect to all of the Indemnification Certificates delivered to the Escrow Agent prior to the Expiration Date are paid or otherwise resolved pursuant to the terms of this Agreement.

(h) Upon the termination of this Agreement in accordance with Section 10(a) hereof, the Escrow Agent shall promptly liquidate all investments (other than the shares of Parent Common Stock) of the Escrow Fund, if any, and transfer to the Stockholders’ Representative on behalf of the Stockholders by wire transfer in immediately available funds, the amount in cash, if any, then remaining in the Escrow Fund in accordance with the written wire transfer instructions provided by the Stockholders’ Representative, which shall be deemed to be standing instructions unless revised instructions are subsequently received by the Escrow Agent.

(i) Notwithstanding any other provision of this Agreement to the contrary, at any time prior to the termination of this Agreement, the Escrow Agent shall, if so instructed in writing signed by Parent and the Stockholders’ Representative, pay from the Escrow Fund, as instructed in such writing, to Parent, any Parent Indemnified Party, the Stockholders’ Representative or any Stockholder the amount of cash or other property so instructed.

5. Reservation of Rights. Subject to Article IX of the Merger Agreement, the rights of the Parent Indemnified Parties to receive distributions from the Escrow Fund with respect to Indemnification Claims shall be without prejudice to any other rights the Parent Indemnified Parties may have under the Merger Agreement to seek indemnity or other recourse for such Indemnification Claims.

6. Maintenance of the Escrow Fund; Termination of the Escrow Fund. The Escrow Agent shall continue to maintain the Escrow Fund until the termination of this Agreement pursuant to Section 10(a).

7. Investment of Escrow Fund. The Escrow Agent shall invest and reinvest moneys on deposit in the Escrow Fund, unless joint written notice to the contrary is received from Parent and the Stockholders’ Representative, in any combination of the following: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the government of the United States or (b) insured certificates of deposit of, or time deposits with, any commercial bank that: (i) is a member of the U.S. Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then-equivalent grade) by Moody’s Investor Service, Inc. or “A-1” (or the then-equivalent grade) by Standard & Poor’s Rating Services, (iii) is organized under the laws of the United States or any state thereof, and (iv) has combined capital and surplus of at least $1 billion. Any interest or other income received on such investment or reinvestment of the Escrow Fund shall become part of the Escrow Fund.

8. Stockholders’ Representative. Notwithstanding anything to the contrary contained herein, (a) each Stockholder shall indemnify and hold harmless and reimburse the Stockholders’ Representative from and against such Stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholders’ Representative under the Merger Agreement or this Agreement (collectively, the “Expenses”), other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Stockholders’ Representative’s gross negligence, bad faith or willful misconduct, and (b) with respect to any Expenses that are not reimbursed by any Stockholder as provided for herein, the Stockholders’ Representative shall be entitled to set off such Expenses against the Escrow Shares that would otherwise have been distributed to such Stockholder pursuant to the terms hereof.

9. Escrow Agent.

(a) Except as expressly contemplated by this Agreement or by joint written instructions from Parent and the Stockholders’ Representative, the Escrow Agent shall not sell, transfer or otherwise dispose of, in any manner, all or any portion of the Escrow Fund, except pursuant to an order of a court of competent jurisdiction.

(b) The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

(c) In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so.

(d) The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its gross negligence, bad faith or willful misconduct.

(e) The Escrow Agent shall have no duty as to the collection or protection of the Escrow Funds or income thereon, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such funds actually in its possession.

(f) As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Schedule B to this Agreement and shall be reimbursed upon request for all expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Agreement. All such fees and expenses shall be divided equally between and paid by Parent, on the one hand, and the Stockholders’ Representative on behalf of the Stockholders, on the other.

(g) Parent and the Stockholders shall reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys’ fees, incurred without gross negligence, bad faith or willful misconduct on the part of the Escrow Agent arising out of, or in connection with the acceptance of, or the performance of, its duties and obligations under this Agreement; provided that such loss, liability or expense shall be divided equally between Parent, on the one hand, and the Stockholders, on the other; and provided further that the portion of such loss, liability or expense to be paid by the Stockholders shall be paid by the Stockholders’ Representative on behalf of the Stockholders. Promptly after the receipt by the Escrow Agent of notice of the commencement of any claim against the Escrow Agent with respect to which the Escrow Agent demands indemnification under this Agreement, the Escrow Agent shall promptly notify Parent and the Stockholders’ Representative of the commencement of such claim.

(h) The Escrow Agent may at any time resign by giving 20 business days’ prior written notice of resignation to Parent and the Stockholders’ Representative. Parent and the Stockholders’ Representative may at any time jointly remove the Escrow Agent by giving ten business days prior written notice signed by each of them to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor escrow agent, which shall be a bank or trust company having its principal executive offices in California or New York and assets in excess of $500 million, shall be appointed by Parent by a written instrument executed by Parent and the Stockholders’ Representative and delivered to the Escrow Agent and to such successor escrow agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor escrow agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder by such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of Parent and the Stockholders’ Representative, execute and deliver to such successor escrow agent all of its right, title and interest hereunder in and to the Escrow Fund and all of its other rights hereunder. If no successor escrow agent shall have been appointed within 20 business days of a notice of resignation by the Escrow Agent, the Escrow Agent’s sole responsibility shall thereafter be to hold the Escrow Fund until the earlier of its receipt of designation of a successor escrow agent, joint written instructions by Parent and the Stockholders’ Representative and termination of this Agreement in accordance with its terms.

10. Miscellaneous.

(a) Termination. This Agreement shall terminate on the later of (i) the date on which there are no Escrow Shares, funds or other property remaining in the Escrow Fund and (ii) ten business days following the date on which all claims made in Indemnification Certificates delivered to the Escrow Agent prior to the Expiration Date shall have been resolved.

(b) Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto (other than the Escrow Agent), the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(c) Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any. No Stockholder may assign such Stockholder’s rights under this Agreement (by operation of law or otherwise) without the express prior written consent of Parent. Parent may assign this Agreement to (i) an affiliate of Parent and (ii) any person who purchases Parent’s entire interest in the Company or all or substantially all of the assets of the Company, in both instances without the consent of the other parties hereto.

(d) No Third Party Beneficiaries. This Agreement is for the sole benefit of Parent, the Stockholders’ Representative, the Stockholders and the Escrow Agent (it being understood and agreed that the Stockholders shall exercise their rights hereunder solely through the Stockholders’ Representative) and their respective permitted successors and assigns, if any, and nothing in this Agreement, express or implied, is intended to confer, or shall be deemed to confer, any rights, benefits or remedies upon any other person or entity under or by reason of this Agreement.

(e) Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given or made (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13):

if to Parent:

[Parent, Inc.]

[Address]

Facsimile No.: [Number]

Attention: General Counsel

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Facsimile No.: 650-321-2800

Attention: Brooks Stough, Esq.

if to the Stockholders’ Representative:

[Name of Representative]

[Address]

Facsimile No.: [Number]

with a copy to:

[Name of Firm]

[Address]

Facsimile No.: [Number]

Attention: [Name]

if to the Escrow Agent, to:

[Name of Escrow Agent]

[Address]

Facsimile No.: [Number]

Attention: [Name]

(f) Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. In any action (including any dispute regarding a Contested Claim) between the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware or the United States District Courts located in Delaware , (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid and (iii) each of the parties irrevocably waives the right to a trial by jury.

(g) Amendments. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Parent, the Stockholders’ Representative and the Escrow Agent or (b) by a waiver in accordance with paragraph (i) of this Section 10; provided, that any amendment duly executed and delivered by the Stockholders’ Representative shall be deemed to have been duly executed and delivered by all of the Stockholders.

(h) Tax Reporting Information and Certification of Tax Identification Numbers.

(i) The parties hereto agree that, for tax reporting purposes, all dividends, interest or other income, if any, attributable to the Escrow Shares or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Stockholders in accordance with their percentage interests in the Escrow Fund set forth in Schedule A.

(ii) Each of the Stockholders agrees to provide the Escrow Agent with a certified tax identification number by furnishing an appropriate Form W-9 (or Form W-8, in the case of a non-U.S. person) and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) within 30 days after the date hereof. The Stockholders and the parties hereto understand that if such Tax Reporting Documentation is not provided to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to the terms of this Agreement.

(i) Waiver. Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto or (ii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights, powers, privileges or remedies hereunder, and any delay on the part of any party in exercising any right, power, privilege or remedy hereunder shall not constitute a waiver of any of such rights, powers, privileges or remedies.

(j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(k) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among Parent, the Stockholders’ Representative and the Escrow Agent with respect to the subject matter hereof.

(l) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(m) Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

(n) Recalculation of Percentage Interests. If for any reason Schedule A should need to be recalculated, Parent and the Stockholders’ Representative shall jointly: (i) calculate revised percentage interests for the Stockholders and (ii) submit such calculations in writing to the Escrow Agent.

(o) Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each party hereto has executed or has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.

ARIBA, INC.

By:
	Name:	Robert M. Calderoni
	Title:	Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE

INSIGHT VENTURE PARTNERS, LLC

By:

By:
Name:
Title:

[ESCROW AGENT]

By:
Name:
Title:

SCHEDULE A

Listing of Each Stockholder’s Interest in Escrow Fund

SCHEDULE B

Escrow Agent Fees

EXHIBIT F

Restructuring Plan

The issuance of Parent Shares shall be restructured as follows to the extent permissible under applicable law as determined by Parent:

1.	Parent Shares to be issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

2.	Parent Shares to be issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

3.	Parent shall enter into a Registration Rights agreement providing for, amongst other things, the following:

•	filing a registration statement on Form S-3 or S-4 (the “Registration Statement”) to register the resale of the Parent Shares;

•

if Parent is not a “Well Known Seasoned Issuer” as defined by Rule 405 of the Securities Act at the time of filing the Registration Statement, using commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon as possible;

•	using commercially reasonable efforts to amend and update the Registration Statement to keep it effective for a period of two years following the Filing Deadline; and

•

a penalty per 60 day period (payable on a pro rata basis for any period shorter than 30 days) equal to 0.25% of the Aggregate Merger Consideration for each day after 90 days such Registration Statement is not effective and for any days (after 15 days in the aggregate for any six month period) such Registration Statement is not effective.

EXHIBIT G

FORM OF COMPANY AFFILIATE AGREEMENT

September 20, 2007

Ariba, Inc.

807 11th Avenue

Sunnyvale, Ca 94089

Ladies and Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an affiliate of Procuri, Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of September 20, 2007 (the “Merger Agreement”), among Ariba, Inc., a Delaware corporation (“Parent”), Axe Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), the Company and Insight Venture Partners, LLC (as Stockholders’ Representative), Merger Sub will be merged with and into the Company (the “Merger”). Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

As a result of the Merger, I may receive common stock, par value $0.002 per share, of Parent (the “Parent Shares”). I would receive such Parent Shares in exchange for shares of capital stock of the Company (the “Company Shares”) owned by me immediately prior to the Merger. I have been advised that the issuance of the Parent Shares in connection with the Merger is expected to be effected pursuant to Section 3(a)(10) of the Securities Act, in which case the resale of such shares will be subject to restrictions set forth in Rule 145 (which will not apply if such shares are otherwise transferred pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration).

1. I represent, warrant and covenant to Parent that in the event that I receive any Parent Shares as a result of the Merger:

A. I am the holder and “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company Shares set forth under my signature below, and I have good and valid title to such shares, free and clear of any lien, pledge, security interest, adverse claim, equity, option, proxy, charge, encumbrance or restriction of any nature that would adversely affect the exercise or fulfillment of the rights and obligations of the parties to this letter.

B. I have carefully read this letter and the Merger Agreement and discussed, to the extent I felt necessary, with my counsel or counsel for the Company the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares.

C. I shall not make any sale, transfer, pledge, hypothecation or other disposition of the Parent Shares in violation of the Securities Act or the Rules and Regulations. Accordingly, I will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the Parent Shares issued to me in the Merger unless at such time (i) such offer, sale, transfer, pledge, hypothecation or other disposition is made in conformity with the volume and other limitations of Rule 145, (ii) a registration statement covering the proposed offer, sale, transfer, pledge, hypothecation or other disposition shall be effective under the Securities Act or (iii) in the written opinion of counsel reasonably acceptable to Parent, such offer, sale, transfer, pledge, hypothecation or other disposition is otherwise exempt from registration under the Securities Act.

Ariba, Inc.

September 20, 2007

D. I understand that Parent is under no obligation to register the offer, sale, transfer, pledge, hypothecation or other disposition of the Parent Shares by me or on my behalf under the Securities Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make an exemption from such registration available.

E. I understand, acknowledge and agree that (i) stop transfer instructions will be given to Parent’s transfer agent with respect to the Parent Shares, and (ii) there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF [JULY     , 2007] BETWEEN THE REGISTERED HOLDER HEREOF AND [PARENT], A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF [PARENT].”

F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement effective under the Securities Act, Parent reserves the right to put the following legend on the certificates issued to my transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE ACT AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.”

G. Execution of this letter should not be considered an admission on my part that I am an affiliate of the Company as described in the first paragraph of this letter, or as a waiver of any rights that I may have to object to any claim that I am such an affiliate on or after the date of this letter.

2. By Parent’s acceptance of this letter, Parent hereby agrees with me as follows:

A. For so long as and to the extent necessary to permit me to sell the Parent Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Exchange Act and (ii) furnish to me upon request a written statement as to whether or not Parent has complied with such reporting requirements during the twelve months preceding any proposed sale of the Parent Shares by me pursuant to Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144 under the Securities Act. Parent hereby represents to me that it has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the preceding twelve months (or such shorter period that Parent has been required to file such reports).

Ariba, Inc.

September 20, 2007

B. It is understood and agreed that certificates with the legends set forth in paragraphs 1(E) and 1(F) above will be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date I acquired the Parent Shares in the Merger and the provisions of Rule 145(d)(2) are then available to me, (ii) two years shall have elapsed from the date I acquired the Parent Shares in the Merger and the provisions of Rule 145(d)(3) are then applicable to me, or (iii) Parent has received either a written opinion of counsel, which opinion of counsel shall be reasonably satisfactory to Parent, or a “no action” letter obtained by me from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 no longer apply to me.

3. Parent and I hereby further agree that:

A. Irreparable damage would occur in the event that any provision of this letter was not performed in accordance with its specific terms or was otherwise breached. I agree that, in the event of any breach or threatened breach by me of any covenant or obligation contained in this letter, each of Parent and the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

B. This letter shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware, without giving effect to principles of conflicts of law.

C. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

D. If a court of competent jurisdiction determines that any provision of this letter is not enforceable or enforceable only if limited in time and/or scope, this letter shall continue in full force and effect with such provision stricken or so limited.

E. Counsel to and accountants for the parties hereto shall be entitled to rely upon this letter as needed.

F. This letter shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term “successors and assigns” shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

G. This letter shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties hereto.

H. If any legal action or other legal proceeding relating to the enforcement of any provision of this letter is brought against me, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

I. Each of the representations, warranties, covenants and obligations contained in this letter shall survive the consummation of the Merger.

Ariba, Inc.

September 20, 2007

Very truly yours,

Name:

Company Shares beneficially owned:

shares of Company Common Stock

[	shares of Company Series A Preferred Stock

shares of Company Series B Preferred Stock

shares of the Company Common Stock issuable
upon exercise of outstanding options or warrants

shares of the Company Preferred Stock issuable
upon exercise of outstanding options or warrants]

Accepted and Agreed to this [            ]

day of [month, year]:

[PARENT, INC.]

By:
Name:
Title: